Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253114

PROSPECTUS SUPPLEMENT NO. 8
(to Prospectus dated March 30, 2021)

ADVENT TECHNOLOGIES HOLDINGS, INC.

Primary Offering Of
26,392,355 Shares of Common Stock

Secondary Offering of
23,210,601 Shares of Common Stock
4,340,278 Warrants to Purchase Common Stock

This prospectus supplement amends and supplements the prospectus dated March 30, 2021 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-253114). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 25, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of (i) 22,052,077 shares of our common stock that may be issued upon exercise of warrants to purchase common stock at an exercise price of $11.50 per share (the “public warrants”) issued by AMCI Acquisition Corp. (“AMCI”) in its initial public offering; (ii) 3,940,278 shares of our common stock that may be issued upon exercise of placement warrants at an exercise price of $11.50 per share that were originally sold to AMCI Sponsor LLC (the “Sponsor”) in a private placement consummated simultaneously with AMCI’s IPO (the “placement warrants”); and (iii) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants at an exercise price of $11.50 per share that were issued to the Sponsor in connection with loans made by it to AMCI prior to the closing of the Business Combination (as defined below), (the “working capital warrants” and, together with the placement warrants and the public warrants, the “warrants”).

The Prospectus and this prospectus supplement also relate to the offer and sale, from time to time, by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or any of their permitted transferees, of (i) up to an aggregate of 6,500,000 shares of our common stock that were issued to certain investors (collectively, the “PIPE Investors”) in a private placement in connection with the closing of the Business Combination; (ii) up to an aggregate of 12,370,323 shares of our common stock otherwise held by the Selling Securityholders; (iii) up to an aggregate of 3,940,278 shares of our common stock that may be issued upon exercise of the placement warrants held by the Selling Securityholders; (iv) up to an aggregate of 400,000 shares of our common stock that may be issued upon the exercise of the working capital warrants held by the Selling Securityholders and (v) up to an aggregate of 3,940,278 placement warrants and 400,000 working capital warrants held by the Selling Securityholders, as further described in the Prospectus. The Prospectus and this prospectus supplement also cover any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Our common stock and warrants are listed on Nasdaq under the symbols “ADN” and “ADNWW”, respectively. On June 23, 2021, the closing price of our common stock was $10.07 per share and the closing price of our warrants was $1.62 per share.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 12 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 25, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2021

Advent Technologies Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38742	83-0982969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clarendon Street
Boston, Massachusetts 02116
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (857) 264-7035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ADN	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50	ADNWW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2021, Advent Technologies Holdings, Inc. (the “Company” or the “Buyer”) entered into a Share Purchase Agreement (the “Purchase Agreement”), with F.E.R. Fischer Edelstahlrohre GmbH, a limited liability company incorporated under the Laws of Germany (the “Seller”), which provides for the Buyer to acquire (the “Acquisition”) all of the issued and outstanding equity interests in SerEnergy A/S, a Danish stock corporation and a wholly-owned subsidiary of the Seller (“SerEnergy”) and fischer eco solutions GmbH, a German limited liability company and a wholly-owned subsidiary of the Seller (“FES” and together with SerEnergy, the “Target Companies”) together with certain outstanding shareholder loan receivables.

Pursuant to the Purchase Agreement, the Company will acquire SerEnergy and FES, the fuel cell systems business of fischer Group. SerEnergy is a leading manufacturer of methanol-powered high-temperature polymer electrolyte membrane (“HT-PEM”) fuel cells and operates facilities in Aalborg, Denmark and in Manila, Philippines. FES provides fuel-cell stack assembly and testing as well as the production of critical fuel cell components of the SerEnergy HT-PEM fuel cells, including membrane electrode assemblies, bipolar plates and reformers. FES operates a facility on fischer Group’s campus in Achern, Germany, and Advent has agreed to lease that respective portion of the facility at the closing of the Acquisition.

The Purchase Agreement, the Acquisition and the other transactions contemplated by the Purchase Agreement (together with the Acquisition, the “Transactions”) have been unanimously approved by the Board of Directors (the “Board”) of the Company.

Transaction Consideration

As consideration for the Transactions, at the closing of the Acquisition, the Company will pay to the Seller € 52,000,000 subject to customary cash/debt/working capital adjustments, all based on completion accounts. The preliminary consideration which will be based on estimates of the Target Companies’ cash, debt and working capital will be notified by the Seller shortly before completion. At completion, a portion of the preliminary consideration will be paid as €15,000,000 in cash (the “Cash Consideration”). The remaining portion of the preliminary consideration will be paid by shares of common stock of the Company to be issued by the Company to the Seller (the “Share Consideration”), such shares to be valued at the € amount of the volume-weighted arithmetic average of the closing prices of the Company’s stock during the last 20 trading days occurring two trading days prior to the Transactions’ closing (the “Agreed Share Value”). The Share Consideration is capped to shares representing 9.999% of the Company’s common stock outstanding as of the completion (taking into account the common stock issued as Share Consideration, the “Cap”). In the event the Share Consideration exceeds the Cap, both the Company and the Seller have a right to terminate the Purchase Agreement upon written notice to the other party. The final consideration will be determined on the basis of completion accounts. Any balance between the preliminary consideration and the final consideration will be settled either in common shares at the Agreed Share Value or in cash, at the election of the respective debtor.

Representations, Warranties, Covenants and Indemnity

a)	Seller’s Representations & Warranties

The Purchase Agreement contains reasonable and customary representations and warranties relating inter alia to title in Target Companies shares, financial statements, the operative business, the IP and the IT landscape of the Target Companies as well as to tax. The Seller’s liability for claims under the Purchase Agreement except for fundamental warranties, tax claims and specific indemnities is capped to (i) 35% of the Cash Consideration (“Cash Liability Cap”) and (ii) 35% of the Share Consideration (“Share Liability Cap”), provided that claims shall first be settled in cash up to Cash Liability Cap and thereafter in shares in the Company at the Agreed Share Value up to the Share Liability Cap. The Seller’s overall liability under the Purchase Agreement is capped to 100% of the Cash Consideration and of the Share Consideration, first to be settled in cash and thereafter in shares.

b)	Buyer’s Representations & Warranties

The Purchase Agreement contains reasonable and customary representations and warranties relating inter alia to title in the Company’s shares, authorized capitalization of Buyer and compliance with the securities laws.

c)	Covenants

The Purchase Agreement contains inter alia a standard pre-closing conduct of business covenant obliging the Seller to cause the Target Companies to conduct their business in the ordinary course until the completion date.

Buyer agrees to file a registration statement or amend an existing registration statement on Form S-1 (the “Registration Statement”) registering the resale of the shares of the Company issued as Share Consideration within thirty (30) calendar days following the closing date and that it shall use commercially reasonable efforts to have the Registration Statement declared effective within 60 (sixty) days following the filing date.

d)	Indemnities

The Purchase Agreement contains certain indemnities by the Seller addressing specific items identified by the Buyer during the due diligence process. It further contains a tax indemnity by the Seller to hold harmless the Buyer from (i) any damages caused by a breach of the tax warranties or (ii) any taxes payable by the Target Companies until the effective date.

Conditions to the Consummation of the Transactions

The obligation to consummate the Transactions is subject to satisfaction of the following conditions precedent (the “Closing Conditions”): (a) Buyer has obtained, or is deemed to have obtained, foreign investment control clearance by the German Federal Ministry for Economic Affairs and Energy and, if required, by the Danish Business Authority and/or Ministry for Industry, Business and Financial Affairs, (b) registration of a short fiscal year with the commercial register of FES, and (c) Buyer has delivered to Seller a substantially final draft of the Registration Statement reasonably satisfactory to the Seller.

Termination

The Purchase Agreement provides for customary termination rights. Either the Seller or the Buyer may withdraw from the Purchase Agreement prior to closing in particular if (a) not all Closing Conditions have been satisfied within four months after signing of the Purchase Agreement, (b) the Share Consideration exceeds the Cap, (c) the respective other party has failed to perform the closing actions to be performed by it on the closing date and is in default performing a closing action for more than ten days after closing or (d) if there is an insufficient amount of authorized and unissued Company stock for the Seller to pay the Share Consideration to the Buyer.

The foregoing summary of the principal terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Purchase Agreement are intended to provide information regarding the terms of the Purchase Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (“SEC”). The assertions embodied in the representations and warranties included in the Purchase Agreement were made solely for purposes of the contract between the Company and the Seller and are subject to important qualifications and limitations agreed to by the Company and the Seller in connection with the negotiated terms, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company and the Seller rather than establishing matters as facts. Investors should not rely on the representations and warranties or any description of them as characterizations of the actual state of facts of the Company, Seller or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, and this subsequent information may or may not be fully reflected in public disclosures by the Company.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 is hereby incorporated into this Item 3.02. In accordance with the Purchase Agreement, a portion of the consideration consists of shares of Common Stock of the Company. These shares of Common Stock will be issued pursuant to exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1*	Share Purchase Agreement, dated as of June 25, 2021, by and among Advent Technologies Holdings, Inc. and F.E.R. Fischer Edelstahlrohre GmbH.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any such omitted schedule to the Securities and Exchange Commission upon its request.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “could,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including the Company’s plans and expectations with respect to the acquisition and the anticipated benefits of the acquisition. Each forward-looking statement contained in this Current Report on Form 8-K is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Risks and uncertainties include, among other things, the risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all and the possibility the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the business will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Advent’s common stock and on Advent’s operating results, significant transactions costs, unknown liabilities; and the risk of litigation and/or regulatory actions related to the proposed acquisition.  A further description of risks and uncertainties including, among others, the Company’s ability to realize the benefits from the business combination; the Company’s ability to maintain the listing of the Company’s common stock on Nasdaq; future financial performance; public securities’ potential liquidity and trading; impact from the outcome of any known and unknown litigation; ability to forecast and maintain an adequate rate of revenue growth and appropriately plan its expenses; expectations regarding future expenditures; future mix of revenue and effect on gross margins; attraction and retention of qualified directors, officers, employees and key personnel; ability to compete effectively in a competitive industry; ability to protect and enhance our corporate reputation and brand; expectations concerning our relationships and actions with our technology partners and other third parties; impact from future regulatory, judicial and legislative changes to the industry; ability to locate and acquire complementary technologies or services and integrate those into the Company’s business; future arrangements with, or investments in, other entities or associations; and intense competition and competitive pressure from other companies worldwide in the industries in which the Company will operate; and other risks identified under the heading “Risk Factors” are set forth in our Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on May 20, 2021, as well as the other information we file with the SEC, including filings on Current Reports on Form 8-K. We caution investors not to place considerable reliance on the forward-looking statements contained in this Current Report on Form 8-K. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this Current Report on Form 8-K speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2021	Advent Technologies Holdings, Inc.

	By:	/s/ Vassilios Gregoriou
Vassilios Gregoriou
Chairman and Chief Executive Officer

Exhibit 2.1

No. 51 of the Roll of Deeds for 2021

Transacted

in Frankfurt am Main on 24 and 25 June 2021

Before me, the undersigned notary

Dr. Cornelius Götze

with official place of business at Frankfurt am Main,

Ulmenstraße 23-25, 60325 Frankfurt am Main,

appeared in the offices of Gleiss Lutz Hootz Hirsch PartmbB, Taunusanlage 11, 60329 Frankfurt am Main, where the notary had come to at the parties’ instigation

1.	Mr. Björn Weber, born on 8 July 1977, with business address Im Gewerbegebiet 7, 77855 Achern, Germany, identified by his valid German identity card,

in the following not acting in his own name but in the name and on behalf of

F.E.R. fischer Edelstahlrohre GmbH, a German limited liability company incorporated under the laws of Germany, having its registered seat in Achern, Germany, registered with the commercial register of the local court of Mannheim under no. HRB 220198, with business address at Im Gewerbegebiet 7, 77855 Achern, Germany,

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as its managing director (Geschäftsführer);

the notary certifies upon inspection of the commercial register of the local court of Mannheim on 23 June 2021 that the commercial register shows under no. HRB 220198 the registration of F.E.R. fischer Edelstahlrohre GmbH, Achern, and of Mr. Björn Weber as its managing director authorized to represent the company acting solely;

2.	Dr. Antonius Mann, born on 10 January 1988, with business address c/o Gleiss Lutz Hootz Hirsch PartmbB, Taunusanlage 11, 60329 Frankfurt am Main, personally known to the notary,

in the following not acting in his own name but – without assuming any personal liability – in the name and on behalf of

Advent Technologies Holdings, Inc., a U.S. Corporation incorporated under the laws of the state of Delaware, USA, with principal place of business at 200 Clarendon Street, Boston, Massachusetts 02116, USA,

on the basis of a notarially certified and apostilled power of attorney dated 18 June 2021, the original of which was available during notarization and a copy of which, the word-for-word-conformity of which with the original is hereby certified, will be attached to this deed; in order to evidence the representative power of the signatory of the power of attorney, the person appearing ad 2. presented the copy of a notarially certified secretary’s certificate and promised to submit the original of such certificate with apostille without undue delay, a certified copy of which will then be attached to this deed.

The notary asked about a prior involvement within the meaning of section 3 para. 1 sentence 1 no. 7 of the German Notarization Act (BeurkG). Pursuant to this provision, a notary must not act in his capacity as notary in a matter in which he or any of his partners or associates or any persons sharing offices with the acting notary have previously been involved in the same matter in another capacity. The question was denied by the persons appearing.

The persons appearing requested the notarization of this deed in the English and in the German language. The notary, who himself is in sufficient command of the English language, ascertained that the persons appearing too are in sufficient command of the English language.

The persons appearing declared that the parties represented by them act in their own name and on their own account.

I.

Thereupon, the persons appearing requested notarization of the

SHARE PURCHASE AGREEMENT

attached to this deed as ANNEX.

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The notarization included the following exhibits to the Share Purchase Agreement attached to this deed:

Exhibit No.	Title/Description

Exhibit A	Definitions Cross-Reference Table

Exhibit B	List of Exhibits

Exhibit C	List of Sections of the Disclosure Schedule

Exhibit 6.1.7	Limitations to Sell Consideration Shares

Exhibit 9.1.5	PLTA Termination Resolutions

To the extent this deed, the Annex or any exhibits thereto make use of words in the Danish language, such words are not part of the notarization and shall serve information purposes only.

Part 2 of Exhibit A (List of Definitions), Exhibits B and C and the copy of the shareholder resolution of fischer group SE & Co. KG included in Exhibit 9.15 are attached to the Share Purchase Agreement for information purposes only and were not read aloud to the persons appearing. Likewise, the Table of Contents of the Share Purchase Agreement serves information purposes only and was not read aloud to the persons appearing.

In order to facilitate the notarization of the Share Purchase Agreement attached to this deed as Annex, a reference deed dated 23 and 24 June 2021 has already been notarized (number 50 of the roll of deeds for 2021 of the acting notary - hereinafter the “Reference Deed”). The original of said Reference Deed was made available to the persons appearing. The persons appearing declared that they are fully aware of the entire content of the Reference Deed, that they fully approve thereof and waive their right to have the Reference Deed read to them, have it presented to them for inspection and have it attached to this deed together with the Share Purchase Agreement. The persons appearing make reference to (verweisen auf) the Reference Deed. To the extent that reference is made in the Share Purchase Agreement to exhibits that are not attached to this deed, such reference shall apply to the exhibits attached to the Reference Deed, in which case such exhibits attached to the Reference Deed shall be treated as if they were attached to this deed. The notary pointed out in this context the meaning of Sections 13 and 13a of the German Notarization Act (BeurkG).

If and to the extent exhibits attached to this deed or the Reference Deed make reference to exhibits, annexes, schedules or other documents not contained in the exhibits attached to this deed or the Reference Deed, the Parties agree that such exhibits, annexes, schedules or other documents shall not constitute part of the agreement between the Parties, unless such documents constitute publicly available documents that do not require notarization to become part of the agreement (such as laws and ordinances).

II.

The notary advised the persons appearing that

−
the notary is obliged to submit an amended list of shareholders to the commercial register of fischer eco solutions GmbH without undue delay after the transfer of the shares of fischer eco solutions GmbH agreed in the Share Purchase Agreement enters into effect;

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−
a share in a German GmbH may be acquired in good faith from a non-authorised person if the non-authorised person is recorded as the holder of the share in the shareholders’ list recorded in the commercial register and either (i) the shareholders’ list has been incorrect for at least three years at the time of the acquisition or (ii) the incorrectness is imputable to the actual owner of the shares;

−
the Buyer is liable as joint and several debtor together with the Seller for any contribution obligations vis-à-vis fischer eco solutions GmbH which are overdue at the time when the new shareholders’ list is recorded in the commercial register of this company;

−	the Buyer is liable in full for any outstanding contributions and any shortfalls of the Seller and of all other former shareholders of fischer eco solutions GmbH;

−	this deed must contain all stipulations and agreements of the Parties with regard to the subject matter of the notarized document;

−	the notary is obliged to submit a certified copy of this deed to the German tax authority competent for corporate tax;

−	the sale of shares in a company can be subject to German real estate transfer tax if the company or any subsidiary of the company owns real estate in Germany;

−	the notary has not advised in any law other than German law;

−	the notary was not instructed to review the tax consequences of this deed and accordingly has not rendered any tax advice in connection herewith;

−	the Parties are jointly liable for the costs of this deed, regardless of the agreements made between them.

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The above deed including the Annex and, unless indicated otherwise above, the exhibits attached to this deed were read out aloud by the notary to the persons appearing, approved by them and signed by them and the notary in their own hands as follows:

sgd. Mr. Björn Weber	sgd. Dr. Antonius Mann
on behalf of Seller	on behalf of Buyer

[seal of the	sgd. Dr. Cornelius Götze, notary
Notary public]

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ANNEX – SHARE PURCHASE AGREEMENT

Project Fenway / SPA

Project Fenway Share Purchase Agreement

between

F.E.R. FISCHER EDELSTAHLROHRE GMBH

and

ADVENT TECHNOLOGIES HOLDINGS, INC.

TABLE OF CONTENTS

Preamble		4

I. Interpretation; Definitions and Exhibits		5

1.	Interpretation	5

2.	Definitions; Exhibits	6

II. Sale and Transfer of the Shares; Consideration		7

3.	Sale and Purchase of the Shares	7

4.	Transfer of the Shares	7

5.	Effective Date	7

6.	Consideration	8

7.	Consideration Allocation; VAT	14

8.	Payments	14

III. Separation from Seller Group		15

9.	Termination of Profit and Loss Transfer Agreement	15

10.	Release of Securities	18

11.	Termination of Intra-Group Agreements	19

12.	Directors and Officers	19

13.	Ancillary Agreements	19

14.	Separation Measures and Costs	20

IV. Closing of the Transaction		20

15.	Conditions to Closing	20

16.	Closing	22

V. Representations and Warranties		25

17.	Representation and Warranties of Seller	25

18.	Buyer’s Remedies	38

19.	Claim Procedures	40

20.	Limitation of Claims	42

21.	Representations and Warranties of Buyer’	43

VI. Covenants		47

22.	Conduct of Business until Closing	47

23.	Further Assurances	49

24.	Post-Closing Covenants	50

VII. Tax Matters		50

25.	Termination of Existing Tax Sharing Agreements	50

26.	Tax Representations	51

27.	Tax Indemnification	51

28.	Tax Refunds	53

29.	As if-Assessment, Pro-Rata Share and Treatment of Payments	54

30.	Cooperation on Tax Matters	54

31.	Survival	55

VIII. Indemnification		55

32.	Indemnification by Seller	55

IX. Miscellaneous		57

33.	Expenses	57

34.	Notices	57

35.	Notice Changes	58

36.	Severability	58

37.	Entire Agreement	58

38.	No Set-off	59

39.	Successors and Assigns	59

40.	Amendment and Modification; Waiver	59

41.	Announcements	59

42.	Governing Law	60

43.	Submission to Jurisdiction	60

Exhibit A (Definitions Cross-Reference Table)		61

1.	Definitions	61

2.	List of Definitions	65

Exhibit B (List of Exhibits)		67

Exhibit C (List of Sections of the Disclosure Schedule)		68

Share Purchase Agreement

between

(1)
F.E.R. fischer Edelstahlrohre GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the Laws of Germany, having its registered seat in Achern, Germany, registered with the commercial register of the local court of Mannheim, Germany under no. HRB 220198, with business address at Im Gewerbegebiet 7, 77855 Achern, Germany (“Seller”);

and

(2)
Advent Technologies Holdings, Inc., a Delaware Corporation, incorporated under the Laws of the state of Delaware, USA, with registered business address at 1209 Orange Street, City of Wilmington, County of New Castle, DA 19801, USA and with a principal place of business located at 200 Clarendon Street, Boston, Massachusetts 02116, USA (“Buyer” or “Advent”, together with Seller the “Parties” and individually a “Party”).

Preamble

(A)
Seller is the owner of one hundred percent (100%) of the equity interests of SerEnergy A/S, a Danish stock corporation (Aktieselskab) registered with the Danish Central Business Register (CVR) under registration no. 29616647, with its principal place of business in Lyngvej 8, 9000, Aalborg, Denmark (“SerEnergy”).

(B)
SerEnergy has an aggregate registered share capital (selskabskapital) of DKK 3,881,652.00 (in words: three million eight hundred eighty one thousand six hundred fifty two Danish kroner), divided into 3,881,652 (in words: three million eight hundred eighty one thousand six hundred fifty two) shares with a nominal amount of DKK 1.00 (in words: one Danish krone) each, all of which are held by Seller (collectively the “SerEnergy Shares”).

(C)
Seller is the owner of one hundred percent (100%) of the equity interests of fischer eco solutions GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), having its registered seat in Achern, registered with the commercial register of the local court of Mannheim under no. HRB 706920, with business address at Gewerbegebiet 7, 77855 Achern, Germany (“FES”, together with SerEnergy the “Target Companies”).

(D)
FES has an aggregate registered share capital (Stammkapital) of EUR 1,000,000 (in words: one million Euro), divided into three (3) shares, one with a nominal amount (Nennbetrag) of EUR 1 (in words: one Euro), one with a nominal amount (Nennbetrag) of EUR 949,999 (in words: nine hundred forty nine thousand nine hundred ninety nine Euro) and one with a nominal amount (Nennbetrag) of EUR 50,000 (in words: fifty thousand Euro), all of which are held by Seller (collectively the “FES Shares” and together with the SerEnergy Shares, the “Shares”).

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(E)
SerEnergy holds shares in certain companies as set out in Exhibit (E) (the “SerEnergy Subsidiaries”, and any such shares the “Subsidiary Interest”). The SerEnergy Subsidiaries and the Target Companies are together referred to as the “Target Group Companies” or the “Target Group” and each as a “Target Group Company”.

(F)
The business of the Target Group is the development, production, marketing and distribution of power generators based on high temperature fuel cells with an integrated methanol reformer. The Target Group is developing products and production processes, producing power generators and accessories, market and sell their products worldwide and provide related services (the “Business”).

(G)
Seller and its Affiliate fischer group SE Co. & KG have each granted certain shareholder loans to the Target Group Companies on the basis of shareholder loan agreements as listed in Exhibit (G) (“SHL Agreements”, any loans under such SHL Agreements, the “Shareholder Loans”).

(H)	The shares in Advent are traded on the Nasdaq Capital Market under the ticker symbol ‘ADN’.

(I)
Buyer desires to purchase and acquire the Shares, including all things incidental to the conduct and operation of the Business, as well as certain SHL Receivables (as defined in the SHL Receivables Sale and Transfer Agreement) pursuant to the terms and conditions set forth herein (the “Transactions”).

NOW, THEREFORE, Seller and Buyer hereby agree as follows:

I. Interpretation; Definitions and Exhibits

1.	Interpretation

Unless expressly provided otherwise herein, for purposes of this Agreement, the following rules of interpretation shall apply:

1.1
The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Unless expressly otherwise provided in this Agreement, any reference to a Section, an Exhibit or a Disclosure Schedule is a reference to a Section, an Exhibit or a Disclosure Schedule of this Agreement.

1.2
The Exhibits and Disclosure Schedule shall be construed as an integral part of this Agreement. Any reference to this Agreement includes this Agreement and the Exhibits and the Disclosure Schedule as a whole.

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1.3
If any Person or entity shall, pursuant to this Agreement, use “commercially reasonable efforts”, such Person/entity shall be required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of material funds or the incurrence of a material Liability, nor does it require to make any concession or acts in a manner that would be contrary to normal commercial practices under the given circumstances in order to accomplish the objective. The fact that the objective is or is not actually accomplished is no indication that the Person/entity did, or did not, in fact use its reasonable commercial efforts in attempting to accomplish the objective.

1.4	Words such as “hereof”, “herein” or “hereunder” refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement.

1.5
The word “including”, “in particular” or any variation shall be deemed to be followed by the words “without limitation” and shall not be construed to limit a general statement to the specific exemplary items or matters following it.

1.6	Any reference in this Agreement to gender shall include all genders. Words (including definitions) imparting the singular number only shall include the plural and vice versa.

1.7
This Agreement is made in the English language. The English language version of this Agreement shall prevail over any translation of this Agreement save for German or Danish terms inserted in brackets, which shall be authoritative for the purposes of interpretation of the relevant English term used and shall prevail over any translation of this Agreement. The relevant English term shall be interpreted the same way throughout the Agreement, unless the context requires otherwise.

1.8
Wherever in this Agreement the term “material” or “materiality” or any variation thereof appears, no monetary threshold set forth in any provision of this Agreement shall be considered in connection with the interpretation thereof unless specifically and explicitly tied thereto.

1.9	Any monetary thresholds denominated in Euro shall include the equivalent in any foreign currency calculated based on the Exchange Rate as of the Signing Date.

1.10	Except where otherwise specifically set forth herein, references to a specific time herein are references to local time in Frankfurt am Main, Germany.

2.	Definitions; Exhibits

2.1	Exhibit A sets out, for purposes of this Agreement, (i) certain defined terms and (ii) a list of all defined terms used in this Agreement.

2.2	Exhibit B sets forth a list of all Exhibits to this Agreement.

2.3	Exhibit C sets forth a list of all sections of the Disclosure Schedule to this Agreement.

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II. Sale and Transfer of the Shares; Consideration

3.	Sale and Purchase of the Shares

Subject to the terms and conditions set forth herein, Seller hereby sells to Buyer, and Buyer purchases from Seller

a)	one hundred percent (100%) of the FES Shares; and

b)	one hundred percent (100%) of the SerEnergy Shares,

free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

4.	Transfer of the Shares

4.1
Subject to the fulfilment of the conditions precedent (aufschiebende Bedingungen) pursuant to section 158 (1) BGB of (i) the fulfilment or due waiver of all Closing Conditions in accordance with Section 15 and (ii) Seller has received the Preliminary Cash Consideration and the Consideration Shares (each as defined below) in accordance with the terms of this Agreement (the “Transfer Conditions”),

a)	Seller hereby assigns (abtreten) to Buyer the FES Shares with in rem effect as of the Effective Date, and

b)	Seller hereby transfers and assigns to Buyer the SerEnergy Shares with effect as of the Effective Date.

4.2
The Parties may fully or partly waive the Transfer Conditions by mutual agreement in the form of Section 34 or in the Closing Memorandum. The effect of any such waiver shall be limited to eliminating the need that the relevant Transfer Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Transfer Condition not having been fulfilled. All Transfer Conditions shall be deemed to irrefutably (unwiderleglich) have been satisfied and the transfer of the Shares shall be deemed to irrefutably (unwiderleglich) have occurred upon execution of the Closing Memorandum by the Parties.

4.3
Without undue delay (unverzüglich) after the fulfilment of the Transfer Conditions, the Parties shall notify the acting notary about the fulfilment of the Transfer Conditions, in particular by submitting a copy of the Closing Memorandum executed by all Parties to the acting notary.

5.	Effective Date

The Shares shall be sold and assigned to Buyer and shall be purchased and acquired by Buyer with effect as at 24:00 hours CET/CEST of the last day of the calendar month in which Closing occurs / 0:00 hours CET/CEST of the day immediately following the last day of the calendar month in which Closing occurs (the “Effective Date”), with all benefits and the burdens attached to the Shares, including the right to receive profits or Losses, attaching to them as at the Effective Date.

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6.	Consideration

6.1	Consideration

6.1.1
The purchase price (the “Consideration”) for the Shares as well as the SHL Receivables shall be made through a combination of cash (the “Cash Consideration”) and shares of common stock, par value $0.0001 per share of Advent (the “Share Consideration”). The Consideration shall be the sum of:

a)	EUR 52,000,000 (in words: fifty-two million Euro) (the “Base Amount”);

b)	plus the aggregate amount of the Effective Date Cash (as defined below);

c)	minus the aggregate amount of the Effective Date Financial Debt (as defined below);

d)
adjusted by the amount (either added or subtracted) that the Effective Date Working Capital (as defined below) differs from the Target Working Capital (as defined below) (the “Working Capital Adjustment”). The Working Capital Adjustment shall only be made if the difference amount exceeds five percent (5%) of the Target Working Capital.

6.1.2
The estimated Consideration based on good faith estimates of the Effective Date Cash, Effective Date Financial Debt and of the Working Capital Adjustment as at 31 August 2021 amounts to EUR 52,658,756.26 (in words: fifty-two million six hundred fifty-eight thousand seven hundred fifty-six Euro and twenty-six Cent) (“Estimated Consideration”). No later than ten (10) Business Days prior to the Scheduled Closing Date, Seller shall deliver to Buyer by Notice an update on (i) the good faith estimate on the amount of the Consideration (the “Preliminary Consideration”), including updated estimates of the Effective Date Cash, Effective Date Financial Debt and the Effective Date Working Capital as at the Scheduled Closing Date, and (ii) a good faith updated estimate on the SHL Receivables Purchase Price as of the Scheduled Closing Date. If the amount notified by Seller does not deviate from the Estimated Consideration by more than five percent (5%), the Preliminary Consideration shall amount to the Estimated Consideration. If the amount notified by Seller deviates from the Estimated Consideration by more than ten percent (10%), Buyer shall be entitled to object to such amount by Notice and the Parties shall discuss and agree in good faith on the Preliminary Consideration. If the Parties have not found an agreement on the Preliminary Consideration before the Scheduled Closing Date, the Preliminary Consideration shall amount to the Estimated Consideration.

6.1.3
The preliminary Cash Consideration (the “Preliminary Cash Consideration”) shall be EUR 15,000,000 (in words: fifteen million Euro). Buyer shall pay the Preliminary Cash Consideration on the Scheduled Closing Date.

6.1.4
The Share Consideration shall be the lower of (A) the Preliminary Consideration minus the Preliminary Cash Consideration (the “Fair Market Value Equivalent of the Consideration Shares “) and (B) an amount which is equal to (i) the number of common shares of Advent representing 9.999% of all common shares of Advent outstanding on the Closing Date (after issuance/transfer of the Consideration Shares to Seller) multiplied with (ii) the Agreed Share Value (as defined below) (the “Maximum Value Equivalent of the Consideration Shares”). In no event shall the Consideration Shares exceed (i) 9.999% of the number of shares of common stock of Advent outstanding (after issuance/transfer of the Consideration Shares to Seller) at the Closing Date or (ii) the number of authorized but unreserved shares of Common Stock of Advent at the Closing Date.

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6.1.5
The amount of the common shares to be granted as Share Consideration (the “Consideration Shares”) shall be calculated by dividing the amount of the Fair Market Value Equivalent of the Consideration Shares by the corresponding EUR amount (the “Agreed Share Value”) of the volume-weighted arithmetic average of the closing prices of Advent’s stock in trading on the Nasdaq capital market during the last twenty (20) trading days ending two (2) trading days prior to the Closing Date, as displayed on the NASDAQ homepage (https://www.nasdaq.com/market-activity/stocks/adn/historical), and rounded down to the next full number of shares. The EUR amount of the closing prices of Advent’s stock shall be calculated based on the Exchange Rate as of the third last day before the Closing Date. The amount of the Consideration Shares, however, shall not exceed (i) 9.999% of the number of shares of common stock of Advent outstanding (after issuance/transfer of the Consideration Shares to Seller) at the Closing Date or (ii) the number of authorized but unreserved shares of Common Stock of Advent at the Closing Date.

6.1.6	The final Cash Consideration shall be equal to the balance of (i) the Consideration minus (ii) the Share Consideration.

6.1.7	The Parties agree that Exhibit 6.1.7 shall, apart from mandatory Laws, comprise the only limitations on Seller’s ability to sell the Consideration Shares.

6.1.8
A sample calculation of the Consideration, of the Share Consideration, also including a sample calculation of the volume-weighted arithmetic average of the closing prices of Advent’s stock in the relevant period, and of the Cash Consideration is attached hereto as Exhibit 6.1.8.

6.2	Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital

For the purpose of this Agreement:

6.2.1
“Effective Date Cash” means the pro-forma consolidated amount of the line items set forth in Section 1 of Exhibit 6.2 of the Target Companies in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet (as defined below).

6.2.2
“Effective Date Financial Debt” means the pro-forma consolidated amount of the line items set forth in Section 2 of Exhibit 6.2 under the heading “Effective Date Financial Debt” of the Target Companies in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

6.2.3
“Effective Date Working Capital” means the pro-forma consolidated amount of the line items set forth in Section 3 of Exhibit 6.2 under the heading “Effective Date Working Capital” of the Target Companies in Euro as per the Effective Date, as determined on the basis of the Final Effective Date Balance Sheet.

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6.2.4	“Target Working Capital” shall be an amount of EUR 5,430,000.00 (in words: five million four hundred thirty thousand Euro).

6.3	Adjustment of the Consideration / Cash Consideration

6.3.1	Preparation of the Effective Date Balance Sheet

a)
After the Effective Date, Seller shall prepare the individual balance sheets as well as a pro-forma consolidated balance sheet of the Target Companies as of the Effective Date showing all balance sheet items required for the determination of the Effective Date Cash, the Effective Date Financial Debt and the Effective Date Working Capital (together, the “Effective Date Balance Sheet”).

b)
The Effective Date Balance Sheet shall be prepared in the English language on a going concern basis and as if the respective business year were to end for accounting and tax purposes on the Effective Date,

aa)
applying the accounting policies and consolidation principles set forth in Exhibit 6.3.1b)aa), it being agreed that receivables which are overdue for more than one-hundred twenty (120) days shall be depreciated by fifty percent (50%) and further provided that this lit. aa) shall in any event prevail over lit. bb) and lit. cc) below;

bb)	applying the applicable local GAAP of the Target Companies (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung), which shall prevail over lit. cc) below;

cc)
complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität), in particular by applying the same valuation criteria (Bewertungskriterien), depreciation principles (Abschreibungsgrundsätze) and election rights (Wahlrechte) as consistently applied by Seller Group.

Amounts in foreign currency shall be converted into EUR with the Exchange Rate as of the Effective Date.

c)
To facilitate Seller’s creation of the Effective Date Balance Sheet Buyer shall, subject to reasonable Notice, make available free of charge during normal office hours to Seller all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to develop the Effective Date Balance Sheet and as is reasonably available to the Target Group Companies.

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d)
Seller shall deliver the Effective Date Balance Sheet together with a convenience calculation of the Consideration, the Cash Consideration and the Adjustment Amount (as defined below) derived therefrom to Buyer within forty (40) Business Days after the HGB Financial Statements (defined herein) have been delivered to Seller pursuant to Section 9.2.1d).

6.3.2	Review by Buyer

a)
To the extent Buyer believes that the Effective Date Balance Sheet has not been prepared in accordance with this Agreement, Buyer may raise objections to the Effective Date Balance Sheet within ninety (90) Business Days after receipt of the Effective Date Balance Sheet by providing Seller with a statement of objections specifying the relevant positions, the reasons for each objection and the amounts in dispute in reasonable detail.

b)
To facilitate Buyer’s review of the Effective Date Balance Sheet Seller shall, subject to reasonable Notice, and to the extent such information and documents are not available to the Target Companies, but to Seller or its Affiliates, make available free of charge during normal office hours to Buyer all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required to review the Effective Date Balance Sheet.

c)
If and to the extent Buyer does not raise any objections within the period set forth in Section 6.3.2a), Buyer shall be deemed to have agreed to the positions set forth in the Effective Date Balance Sheet and the Effective Date Balance Sheet shall become final and binding on such positions upon the expiry of the period set forth in Section 6.3.2a).

6.3.3	Dispute Resolution

a)
If and to the extent Buyer has raised objections to the Effective Date Balance Sheet in accordance with Section 6.3.2a), the Parties shall discuss the disputed items in order to reach a mutually acceptable agreement.

b)
To the extent Seller and Buyer are unable to reach such an agreement within forty (40) Business Days after expiry of the period set forth in Section 6.3.2a) on any disputed items, either Party may, within twenty (20) Business Days, request that the items still in dispute between the Parties shall be decided by PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, Frankfurt am Main, Germany, (“PWC”) which shall act as a neutral expert. If PWC refuses to act as a neutral expert, the Parties shall agree on another independent accounting firm of international standing to act as a neutral expert. If the Parties cannot agree on another accounting firm within twenty (20) Business Days following PWC’s refusal, an independent accounting firm of international standing shall be selected upon written request of either Party by the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf, Germany (PWC or the accounting firm finally determined as a neutral expert pursuant to this Section 6.3.3b) to be referred to as the “Neutral Expert”). If and to the extent the Parties have not reached an agreement pursuant to Section 6.3.3a) and neither Party requests that the matter in dispute be decided by the Neutral Expert in accordance with and within the time limit set forth in sentence 1, Section 6.3.2c) shall apply mutatis mutandis.

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c)	Seller and Buyer shall jointly engage the Neutral Expert to decide the items in dispute in accordance with the provisions of this Agreement.

d)	The Neutral Expert shall

aa)	act as an expert (Schiedsgutachter), not as an arbitrator, and shall decide by way of a written expert’s opinion (Schiedsgutachten) substantiating the decision;

bb)	decide only on the items in dispute between the Parties;

cc)
apply the accounting and valuation standards and principles referred to in Section 6.3.1b), interpret this Agreement only to the extent necessary in order to decide the items in dispute, and not decide upon legal issues (unless such legal issues specifically pertain to the applicable accounting and valuation standards and principles);

dd)
give each Party adequate opportunity to present their point of view in writing, shall share such arguments with the respective other Party, and shall hold at least one (1) hearing in the presence of the Parties and their professional advisors and accountants;

ee)	not pass a decision beyond or outside the positions taken by the Parties; and

ff)	decide upon the allocation of its costs and expenses between the Parties by applying the principles of sections 91 et seqq. ZPO.

e)	The Parties shall

aa)
instruct the Neutral Expert to use its best efforts to deliver its written expert’s opinion to them as soon as reasonably practicable, but no later than six (6) weeks after the items in dispute have been referred to, and the Parties have properly instructed, the Neutral Expert;

bb)
provide any information and other support which the Neutral Expert deems required in connection with the preparation of its written expert’s opinion. They shall, subject to reasonable Notice, make available free of charge during normal office hours to the Neutral Expert all books, reports in relation to the Business, billing statements, correspondence, records and any and all other relevant documentation as may be reasonably required and as available to them.

f)
The decision of the Neutral Expert on the disputed items shall be final and binding on the Parties for the purpose of determining the Consideration and the Cash Consideration, subject to the qualification set forth in section 319 (1) BGB.

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6.3.4	Final Effective Date Balance Sheet

The Effective Date Balance Sheet shall be final and binding on the Parties for the purpose of determining the Consideration and the Cash Consideration,

a)	in accordance with Section 6.3.2c), if and to the extent Buyer has not raised objections to the Effective Date Balance Sheet within the time period set forth in Section 6.3.2a);

b)	if and to the extent Seller and Buyer have reached an agreement concerning the disputed items within the time period set forth in Section 6.3.3b) or at any time thereafter;

c)
in accordance with Section 6.3.3b) in connection with Section 6.3.2c), if and to the extent the Parties have not reached an agreement and neither Party requests within the time limit set forth in Section 6.3.3b) that the matter in dispute be decided by the Neutral Expert; and

d)	in accordance with Section 6.3.3f), if and to the extent the Neutral Expert has decided about the unresolved disputed items;

(the so-determined final and binding Effective Date Balance Sheet is referred to herein as “Final Effective Date Balance Sheet”).

6.3.5	Costs and Expenses

a)
Seller shall bear the costs and expenses of the preparation of the Effective Date Balance Sheet. The Target Companies shall bear the costs and expenses of the support provided to Seller in the preparation of the Effective Date Balance Sheet.

b)	Buyer shall bear the costs and expenses of its own review of, and preparation of objections to, the Effective Date Balance Sheet.

c)	Each Party shall bear its own costs incurred in connection with the dispute resolution procedure set forth in Section 6.3.3.

6.4	Adjustment Amount

6.4.1	If, on the basis of the Final Effective Date Balance Sheet, the Consideration deviates from the Preliminary Consideration

a)	Buyer shall pay to Seller an amount in cash equal to the difference by which the Consideration exceeds the Preliminary Consideration; or

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b)	Seller shall pay to Buyer an amount in cash equal to the difference by which the Consideration falls short of the Preliminary Consideration

(any such amount to be paid by Buyer or Seller, the “Adjustment Amount”). If an Adjustment Amount is payable by Buyer, Buyer shall be entitled to increase the Share Consideration, to the extent permitted by Laws, and grant additional Consideration Shares at the Agreed Share Value in lieu of making a cash payment up until the Maximum Value Equivalent of the Consideration Shares is achieved and any remaining amount, if applicable, shall be paid in cash. If an Adjustment Amount is payable by Seller, Seller shall be entitled to decrease the Share Consideration and return Consideration Shares, to the extent permitted by Laws, at the Agreed Share Value in lieu of making a cash payment and any remaining amount, if applicable, shall be paid in cash.

6.4.2	The Adjustment Amount shall become due on the fifth (5th) Business Day after the Effective Date Balance Sheet has become final and binding on the Parties.

6.4.3
If and to the extent that the Effective Date Financial Debt as shown in the Effective Date Balance Sheet contains any specific provision with regard to potential claims by Globe Communication Inc. against a Target Company and such specific provision can be released at a later point in time after Closing, the Consideration shall be increased by the amount of such specific provision as soon as it can be released. Any such increase of the Consideration shall be paid by Buyer in Consideration Shares at the Agreed Share Value within twenty (20) Business Days after the relevant release.

7.	Consideration Allocation; VAT

7.1	The Parties agree to allocate the Consideration to the Shares and the SHL Receivables as follows:

a)
First, an amount equal to the nominal amount of the Shareholder Loans plus accrued and unpaid interest until the Closing Date (the “SHL Receivables Purchase Price”) shall be allocated to the SHL Receivables;

b)	Thereafter, an amount equal to the value equivalent to the equity (Eigenkapital) of SerEnergy as reflected in the Effective Date Balance Sheet shall be allocated to the SerEnergy Shares; and

c)	Thereafter, any remainder of the Consideration shall be allocated to the FES Shares.

7.2
It is the common understanding of the Parties that the sale and transfer of the Shares are not subject to or are exempt from VAT, and Seller hereby waives any right to opt for VAT with respect to any consideration owed under this Agreement.

8.	Payments

8.1
Any payments under or in connection with this Agreement shall be made in Euro by wire transfer in immediately available funds without any kind of deductions, bank charges or other charges for the recipient. Any such payment shall be deemed to have been made only upon its full, irrevocable and unconditional crediting to the relevant bank account.

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8.2	All payments owed hereunder to Seller or to Buyer shall be paid to the following bank accounts, as applicable:

a)	Payments owed to Seller (the “Seller’s Account”):

Account holder:	F.E.R. fischer Edelstahlrohre GmbH
Bank:	Volksbank eG
Bank sort code:	66490000
BIC:	GENODEOG1
IBAN:	DE75664900000060676003

b)	Payments owed to Buyer (the “Buyer’s Account”):

Account holder:	Advent Technologies Holdings, Inc
Bank:	M&T Bank
Routing Number:	022000046
Account Number:	9870128486
SWIFT Number:	MNT Bank

Seller and Buyer may notify each other of a change of their above mentioned accounts at any time by giving Notice at least five (5) Business Days prior to the respective due date.

8.3
Should any Party fail to pay any amount payable by it under or in connection with this Agreement on its due date, such Party shall be in default from the due date of the unpaid amount without further Notice being required. Interest shall accrue on the unpaid amount from (and including) the day following the due date up to (and including) the date of receipt of the actual payment at a rate of five percent (5%) per annum, to be calculated on the basis of the actual days elapsed and a year with three hundred sixty (360) days. Further claims and remedies of the Parties in connection with such failure shall remain unaffected.

III. Separation from Seller Group

9.	Termination of Profit and Loss Transfer Agreement

9.1	Current Status / Termination

9.1.1	Seller as controlling entity and FES as controlled entity are parties to a profit and loss transfer agreement dated 19 December 2013 (the “PLTA”).

9.1.2
As soon as reasonably practicable after the fulfilment or due waiver of the Closing Conditions set forth in Section 15.1a) and, if applicable, d), Seller shall cause FES to apply for the consent of the competent Taxing Authority to the change of FES’ fiscal year and the introduction of a short fiscal year (Rumpfgeschäftsjahr) ending, as agreed with Buyer, on the last calendar day of the then current or of the next calendar month or as otherwise agreed by the Parties (the “Short Fiscal Year”).

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9.1.3	As soon as reasonably practicable after the fulfilment or due waiver of the Closing Conditions pursuant to Section 15.1a) and Section 15.1d), Seller shall

a)	adopt a shareholder resolution of FES on the amendment of the articles of association to introduce the Short Fiscal Year; and

b)	cause FES to file an application to register the amendment of its articles of association with the competent commercial register.

9.1.4
On the Scheduled Closing Date, Seller (i) shall terminate the PLTA for cause (aus wichtigem Grund kündigen) and (ii) in addition, as a matter of precaution, shall, and shall cause FES to, enter into a termination agreement (Aufhebungsvertrag) regarding the PLTA, in both cases (i) and (ii) with effect as of the end of the Short Fiscal Year and substantially in the form as attached hereto in Exhibit 9.1.4 (the “PLTA Termination Agreement”). Buyer shall procure that FES effects the registration of the termination of the PLTA with the competent commercial register of FES without undue delay (unverzüglich) after the end of the Short Fiscal Year.

9.1.5
The shareholder meeting of fischer group SE & Co. KG has approved the termination agreement (Aufhebungsvertrag) regarding the PLTA as set out in Exhibit 9.1.5, and the shareholder meetings of FES and of Seller will approve such termination agreement substantially in the form as set out in Exhibit 9.1.5 (the “PLTA Termination Resolutions”).

9.2	Preparation of the HGB Financial Statements

9.2.1	Buyer shall procure that

a)
FES, as soon as practical after the Effective Date, (i) prepares (aufstellen) annual financial statements for the Short Fiscal Year in accordance with HGB and German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung) complying with the principle of accounting and valuation consistency (Bilanzierungs- und Bewertungskontinuität) (the “HGB Financial Statements”), and (ii) delivers the HGB Financial Statements to the Parties;

b)
(i) Seller and its advisors are reasonably involved in, and receive access to all documents and information reasonably required in connection with, the preparation of the HGB Financial Statements and (ii) any comments of Seller to drafts of the HGB Financial Statements will be reasonably taken into account by FES for the preparation of the HGB Financial Statements;

c)
(i) an auditor is appointed for the HGB Financial Statements, (ii) the HGB Financial Statements will be provided to the auditor without undue delay (unverzüglich) after their preparation pursuant to Sections 9.2.1a) and 9.2.1b), in order to be audited and certified (geprüft und testiert), (iii) the auditor receives access to all documents and information required for the audit of the HGB Financial Statements, and (iv) the auditor will be instructed to use his or her best efforts to audit and certify the HGB Financial Statements as soon as reasonably practical, but no later than twenty (20) Business Days after receipt; and

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d)
the HGB Financial Statements are approved (festgestellt) and delivered to Seller as audited and certified (geprüft und testiert) (including an unqualified certificate (uneingeschränkter Bestätigungsvermerk) without undue delay (unverzüglich) after completion of the audit.

9.2.2	All costs related to the preparation and audit of the HGB Financial Statements shall be borne by FES.

9.3	Payment of the Profit Transfer Amount / Loss Compensation Amount

9.3.1	If the HGB Financial Statements show

a)	a profit transfer claim of Seller (Gewinnabführungsanspruch), Buyer shall procure that FES pays to Seller an amount equal to such profit transfer claim (the “Profit Transfer Amount”); or

b)
a loss compensation claim of FES (Verlustausgleichsanspruch), Seller shall offset (aufrechnen) such loss compensation claim (the “Loss Compensation Amount”) with the Retained Portion of the SHL 1 Receivable (as defined in the SHL Receivables Sale and Transfer Agreement).

9.3.2
The payment or, respectively, off-set according to Section 9.3.1 shall be made (i) no later than ten (10) Business Days after receipt of the approved (festgestellt) HGB Financial Statements by Seller from Buyer and (ii) including interest accrued on the respective amounts, if any.

9.3.3
For the avoidance of doubt, any Profit Transfer Amount owed by FES to Seller will be considered as Effective Date Financial Debt in the Effective Date Balance Sheet, and any Loss Compensation Amount owed by Seller to FES will be considered as Effective Date Cash in the Effective Date Balance Sheet, in each case in the amount shown in the HGB Financial Statements and provided that such amounts may not be challenged by either Party under Section 6.3.3. Accordingly, the Retained Portion of the SHL 1 Receivable will be considered as Effective Date Financial Debt in the Effective Date Balance Sheet.

9.4	Further post-closing obligations regarding the PLTA

9.4.1
From the Effective Date, Buyer shall cause FES to use commercially reasonable efforts to ensure that the PLTA will be duly consummated (durchgeführt) with respect to the time period until the end of the Short Fiscal Year. If and to the extent it turns out that the financial statements of FES for any fiscal year ending on or prior to the Effective Date are in breach of any mandatory provisions of HGB or German GAAP (Grundsätze ordnungsmäßiger Buchführung und Bilanzierung), and that

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a)
higher profit transfer obligations or lower loss compensation claims would have to be shown in the annual financial statements of FES for the relevant fiscal year if no such breach had occurred, Buyer shall procure that FES (i) pays without undue delay (unverzüglich) any additional profits to be transferred or, if applicable, (ii) repays any excess loss compensation amount to Seller under the PLTA; or

b)
lower profit transfer obligations or higher loss compensation claims would have to be shown in the annual financial statements of FES for the relevant fiscal year if no such breach had occurred, Seller shall (i) repay any excess amounts received or, if applicable, (ii) compensate additional losses under the PLTA, in each case of a) and b) to the extent necessary for Tax purposes to preserve the fiscal unity created by the PLTA.

9.4.2
In case of any amount which is payable in accordance with Section 9.4.1a) by FES, and provided that such amount has not already reduced the Consideration, Seller shall pay an amount equal to such amount to Buyer concurrently (Zug-um-Zug) with the payment by FES. In case of any amount to be paid in accordance with Section 9.4.1b) by Seller, and provided that such amount has not already increased the Consideration, Buyer shall pay an amount equal to such amount to Seller concurrently with the payment by Seller. Any such payments shall be treated as a reduction or an increase of the Consideration, as the case may be.

9.4.3
From the Effective Date, Buyer shall cause FES to indemnify (freistellen) Seller from any claims asserted by creditors of FES under any security (Sicherheitsleistung) Seller may have provided or will provide in connection with the termination of a PLTA pursuant to section 303 AktG.

10.	Release of Securities

Buyer shall use reasonable efforts to procure the release of Seller and of any Seller’s Affiliates or the relevant third party banks from any (i) securities, (ii) guarantees and (iii) indemnities which are listed in Exhibit 10 given by or binding upon Seller or Seller’s Affiliates or given by the relevant third party banks under certain guarantee or credit lines with Seller or Seller’s Affiliates in respect of any Liability of the Business (the “Seller’s Securities”) by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter. Pending such release, from and after the Closing Buyer shall take all actions necessary to procure that the Target Group Companies indemnify Seller and Seller’s Affiliates against any payment obligations they have incurred under Seller’s Securities in relation to Liabilities of the Business, except to the extent that Seller is, under Seller Warranties or any other covenant or indemnity given in this Agreement, obliged to indemnify Buyer against, or compensate Buyer for, such Liability.

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11.	Termination of Intra-Group Agreements

Except for the agreements set forth in Exhibit 11 (the “Continued Intra-Group Agreements”) and the agreements entered into in connection with the Transactions as set forth in this Agreement, all agreements and arrangements between any Seller Group Company on the one hand and any Target Group Company on the other hand shall be terminated with effect as of the Closing Date (the “Discontinued Intra-Group Agreements”). Seller shall procure that the relevant parties to the respective Discontinued Intra-Group Agreements enter into a termination agreement or accept a termination Notice with regard to such Discontinued Intra-Group Agreement effective as of the Effective Date. The Parties shall procure that neither a Party nor any of its respective Affiliates raises a claim under any Discontinued Intra-Group Agreement after the Closing Date, except (i) for any open trade receivables (Forderungen und Verbindlichkeiten aus Lieferungen und Leistungen) existing as of the Closing Date to the extent they have been reflected in the Effective Date Balance Sheet or (ii) if expressly provided otherwise or reserved in this Agreement.

12.	Directors and Officers

12.1
Seller shall cause that, on or prior to the Scheduled Closing Date, the managing directors (Geschäftsführer) and directors, board members, officers and members of other corporate bodies of the Target Group Companies listed in Exhibit 12.1 (the “Leaving Function Holders”) have either resigned or been removed from their positions specified in Exhibit 12.1 with effect as of the Closing Date at the latest.

12.2
Seller shall use commercially reasonable efforts to cause the Target Group Companies to enter into managing directors’ service contracts with the persons listed in Exhibit 12.2 substantially in the form as reasonably proposed by Buyer and to terminate any other managing directors’ service contract or employment contract such persons may have with Seller or any other Seller’s Group Company.

12.3
Seller shall use commercially reasonable efforts to cause the Target Group Companies to enter into addenda to the relevant employment agreements with the Key Employees substantially in the form as reasonably proposed by Buyer.

13.	Ancillary Agreements

Seller shall, and shall procure that the relevant Seller Group Companies will, enter into the following agreements with the relevant Target Group Companies on the Scheduled Closing Date and with effect as at the Effective Date as indicated below (collectively the “Ancillary Agreements”):

a)	a transitional services agreement between Seller and the Target Companies, substantially in the form attached hereto as Exhibit 13a) (the “Transitional Services Agreement”); and

b)
a lease agreement relating to the sites at Gewerbegebiet 7, 77855 Achern, Germany between FES and Fischer Group SE & Co. KG, substantially in the form attached hereto as Exhibit 13b) (the “Property Lease Agreement”).

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14.	Separation Measures and Costs

In the period until the Scheduled Closing Date, Seller shall and shall cause the Target Group Companies to take all actions reasonably required to achieve that on the Scheduled Closing Date the Target Group Companies will have available, as owners, if applicable, or based on valid and enforceable lease, license, service or similar agreements, all assets (whether tangible or intangible), rights, employees, systems (including IT systems, software, hardware and databases), contracts and services required by them in order to continue after the Closing to conduct their businesses in the ordinary course as currently conducted, taking into account any service and other agreements with the Seller and its Affiliate to be entered into pursuant to this Agreement on the Scheduled Closing Date and except for the matters identified in Exhibit 14 . Any (actual or contingent) liabilities incurred by the Target Group Companies in connection with any action according to this Section 14 which have not been settled prior to the Effective Date shall be included in the Effective Date Working Capital.

IV. Closing of the Transaction

15.	Conditions to Closing

15.1	Closing Conditions

The obligations of Seller and Buyer to perform the Closing Actions pursuant to Section 16.2 shall be subject to satisfaction (or waiver pursuant to Section 15.2) of the following conditions precedent (aufschiebende Bedingungen) pursuant to section 158 (1) BGB (the “Closing Conditions”):

a)
(i) Buyer has obtained a certificate of non-objection (Unbedenklichkeitsbescheinigung) pursuant to Section 58 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – “AWV”) or, as applicable, a mandatory clearance (Freigabe) pursuant to Section 58a AWV (the “German FIC Clearance”), or has concluded a public law contract (öffentlich-rechtlicher Vertrag) with the German Federal Ministry for Economic Affairs and Energy (Bundesministerium für Wirtschaft und Energie – “BMWi”), confirming that the Transactions do not raise concerns with respect to the public order or security of the Federal Republic of Germany or of another member state of the European Union or in relation to projects or programs of Union interest; (ii) the German FIC Clearance is deemed to have been issued, or restrictions (Beschränkungen) and obligations (Handlungspflichten) cannot be imposed anymore, in each case because the time periods set out in Section 58 (2) AWV or, as applicable, Section 58a (2) AWV, in each case in connection with Section 14a of the German Foreign Trade and Payments Act (Außenwirtschaftsgesetz – “AWG”), during which the BMWi may initiate a formal foreign investment review, issue binding orders (Anordnungen) or impose any other restrictions or obligations have expired without the BMWi taking such measures; or (iii) the BMWi has, within the time periods set out in Section 14a AWG, issued binding orders or any other restrictions or obligations in relation to the Transactions (without prohibiting it) which Buyer has agreed to accept and comply with pursuant to Section 15.3.3;

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b)	Registration of the Short Fiscal Year with the commercial register of FES;

c)
Buyer shall have delivered to Seller a draft of the Registration Statement (as defined in Exhibit 6.1.7) in substantially final form for filing with the SEC, providing for the resale of all of the Consideration Shares, which draft shall be reasonably satisfactory to Seller;

d)
to the extent required under the Danish Investment Screening Act (investeringsscreeningsloven) which will enter into force on 1 July 2021, Buyer has obtained an authorization by the Danish Business Authority and/or Ministry for Industry, Business and Financial Affairs, as the case may be, required for the transfer of the SerEnergy Shares from the Seller to the Buyer on terms and conditions satisfactory to the Buyer (the “Danish FIC Clearance”).

15.2	Satisfaction and Waiver of Closing Conditions

15.2.1
The Parties shall notify each other of the fulfilment or the definitive failure (endgültiger Nichteintritt) of any Closing Condition without undue delay (unverzüglich) after obtaining knowledge thereof, and shall include in such notifications all relevant evidencing documents.

15.2.2
The Closing Conditions may be waived by mutual agreement of the Parties, such agreement to be made in the form of Section 34. Any waiver of a Closing Condition may be made in full or in part. The effect of a waiver of a Closing Condition shall be limited to eliminating the need that such Closing Condition be fulfilled and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Condition not having been fulfilled.

15.3	German and Danish FIC Clearance

15.3.1
As soon as reasonably practicable after the Signing Date, Buyer shall file an application with the BMWi for the issuance of the German FIC Clearance, and as soon as reasonably practicable after 1 July 2021, Buyer shall file an application with the Danish Business Authority for Danish FIC Clearance, to the extent required.

15.3.2
In order to obtain the German FIC Clearance and the Danish FIC Clearance, as applicable, (i) the Parties shall reasonably cooperate with each other in the preparation of any filings or notifications by Buyer and in connection with any submissions to, or investigations or enquiries of, the competent authorities, (ii) Seller provides, and shall procure that the Target Companies provide, Buyer with all information relating to the Seller or the Target Companies reasonably requested by Buyer to apply for the German FIC Clearance and/or the Danish FIC Clearance, as applicable, (iii) with respect to the German FIC Clearance, Seller shall consent, and shall procure that the Target Companies consent, at the request of Buyer, to any extension of the statutory review periods pursuant to Section 14a (5) AWV, (iv) Buyer shall provide to the BMWi and/or the Danish Business Authority, as applicable, additional information reasonably requested by the BMWi and/or the Danish Business Authority, as applicable, and (v) to the extent permitted under applicable Law, Buyer shall keep Seller reasonably informed of the proceedings related to the German FIC Clearance and/or the Danish FIC Clearance, as applicable.

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15.3.3
If the BMWi and/or the Danish Business Authority, as applicable, expresses its intention to issue binding orders or impose restrictions and obligations, proposes the conclusion of a public law agreement or requests that Buyer makes unilateral commitments vis-à-vis the BMWi and/or the Danish Business Authority, as applicable, in relation to the Transactions as a condition to the issuance of the German FIC Clearance and/or the Danish FIC Clearance, as applicable, Buyer shall have the sole discretion to decide whether Buyer agrees to accept and comply with such binding orders, conclude a public law agreement with the BMWi and/or the Danish Business Authority, as applicable, or make unilateral commitments vis-à-vis the BMWi and/or the Danish Business Authority, as applicable, in relation to the Transactions.

15.3.4
For the avoidance of doubt, the communication among the Parties in connection with this Section 15.3 shall be subject to (i) compliance with mandatory legal restrictions and (ii) appropriate measures to safeguard the confidentiality of competitively, commercially and/or otherwise sensitive information and business secrets (which shall, in particular, be provided on a counsel-to-counsel basis only).

16.	Closing

16.1	Closing Date

The consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place (i) on the last Business Day of the Short Fiscal Year, or (ii) at such other time or date as the Parties have mutually agreed upon in the form of Section 34. The date on which the Closing is scheduled to occur according to the foregoing sentence shall be referred to as the “Scheduled Closing Date”. The day on which the Closing actually takes place pursuant to this Section 16 is referred to as the “Closing Date” and the time at which the Closing is deemed to have occurred is the Effective Date.

16.2	Closing Actions

On the Scheduled Closing Date, the Parties shall take, or if applicable, cause to be taken, concurrently (Zug um Zug) the following actions (the “Closing Actions”), in each case if not already taken before in accordance with this Agreement:

a)	Seller shall deliver to Buyer the register of shareholders of SerEnergy with Buyer duly registered as the owner as of the Closing Date of the SerEnergy Shares free of Encumbrances;

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b)	Seller shall, and shall cause FES to, enter into the PLTA Termination Agreement;

c)
Seller shall, and shall cause its relevant Affiliates and the relevant Target Group Company to, enter into mutual termination agreements on the termination of all Discontinued Intra-Group Agreements in accordance with Section 11;

d)
Seller shall deliver to Buyer resignation letters or copies of shareholders’ resolutions, as applicable, evidencing that the Leaving Function Holders have resigned or been removed from their positions pursuant to Section 12.1 and including a confirmation from each Leaving Function Holders that such Leaving Function Holder does not have any claims against the relevant Target Company, including for out-of-pocket expenses and board fee or similar earned in the ordinary course of business until the Closing Date;

e)
Unless this has been done before, Seller shall deliver to Buyer copies of managing directors’ service contracts, if any, and corresponding termination agreements, in each case duly executed in accordance with Section 12.2;

f)
Unless this has been done before, Seller shall deliver to Buyer copies of addenda to the employment agreements with each of the Key Employees duly executed by the relevant parties in accordance with Section 12.3;

g)	Unless this has been done before, Seller shall deliver to Buyer copies of the Ancillary Agreements;

h)	Unless this has been done before, Seller shall contribute and thereby pay the amount of Taxes triggered by the IP Transfer Earn-out at the level of the Target Group Companies to SerEnergy in cash;

i)
Seller and Buyer shall and Seller shall cause the relevant Seller’s Group Companies and the relevant Target Group Companies to enter into an agreement relating to the sale and assignment of the SHL Receivables by Seller and its Affiliates to Buyer, substantially in the form as attached hereto in Exhibit 16.2i) (“SHL Receivables Sale and Transfer Agreement”);

j)	Buyer shall pay the Preliminary Cash Consideration to Seller’s Account with discharging effect towards the relevant Seller Group Companies;

k)
Buyer shall deliver to Seller a Notice setting forth the amount of the Consideration Shares to be transferred to Seller as Share Consideration and Seller shall acknowledge and confirm the amount of Consideration Shares in the form of a Notice;

l)
Buyer shall assign to Seller and Seller shall acquire the Consideration Shares, free of Encumbrances but subject to any restrictions under the applicable Laws (including stock exchange rules) and any restrictions expressly agreed upon by the Parties hereunder;

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m)	Seller shall grant to Buyer a power of attorney to exercise Seller’s voting rights pertaining to the Shares at any time after the Effective Date has occurred in a form as set out in Exhibit 16.2m) .

16.3	Waiver of Closing Actions; Closing Memorandum

16.3.1
The Closing Actions referred to in Sections 16.2j) through l) may be waived by Seller only. The Closing Actions referred to in Sections 16.2a) and c) through g) and m) may be waived by Buyer only. The other Closing Actions may only be waived by mutual agreement of the Parties, such agreement to be made in the form of Section 34. Any waiver of a Closing Action may be made in full or in part. The effect of a waiver of a Closing Action shall be limited to eliminating the need that such Closing Action be taken at the Closing and, unless otherwise agreed, shall not limit or prejudice any claims that a waiving Party may have with respect to any circumstances relating to such Closing Action not having been taken at the Closing.

16.3.2
Immediately after all Closing Actions have been duly taken or waived, the Parties shall confirm in a written document jointly executed by the Parties and substantially in the form as attached hereto as Exhibit 16.3.2 (the “Closing Memorandum”) that (i) the Closing Conditions have been duly fulfilled or waived, (ii) the Closing Actions have been duly taken or waived, and, therefore, (iii) the Closing has occurred.

16.4	Withdrawal prior to Closing

16.4.1
Any withdrawal (Rücktritt) from this Agreement shall be permissible only in accordance with this Section 16.4 and only until the Closing has occurred. Any withdrawal after the Closing or any withdrawal prior to the Closing other than in accordance with this Section 16.4 shall be excluded to the extent permitted by applicable Law.

16.4.2	Either Seller or Buyer may withdraw (zurücktreten) from this Agreement prior to Closing by written Notice if

a)	not all of the Closing Conditions have been satisfied within four (4) months after the Signing Date;

b)	in the event that the Fair Market Value Equivalent of the Consideration Shares exceeds the Maximum Value Equivalent of the Consideration Shares;

c)
in the event that the number of authorized but unreserved shares of Common Stock of Advent at the Closing Date does not suffice to deliver the required number Consideration Shares representing the Fair Market Value Equivalent of the Consideration Shares; or

d)
the respective other Party has failed to completely perform all Closing Actions to be performed by it pursuant to Section 16.2 on the Scheduled Closing Date and is in default with performing a Closing Action for more than ten (10) Business Days.

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The right of a Party to withdraw from this Agreement in accordance with Sections 16.4.2a) and d) is in addition to all other rights and claims it has under this Agreement and the right of a Party to alternatively seek specific performance from the other Party, provided that a Party may at its sole discretion at any time change from seeking specific performance from the other Party to pursuing the other rights and claims it has against the other Party under this Agreement (e.g., to withdraw from this Agreement and seek damages). In the event of a withdrawal pursuant to Section 16.4.2b) or Section 16.4.2c), each Party shall bear its own costs and no Party shall be liable for such withdrawal to the other Party.

V. Representations and Warranties

17.	Representation and Warranties of Seller

17.1	General provisions

17.1.1
Seller represents and warrants (garantiert) to Buyer by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 17 (the “Seller Warranties”) are, taking into account the facts and circumstances set forth in Exhibit 17.1.1 (the “Disclosure Schedule”), true and correct as of the Signing Date and as of the Closing Date, unless a Seller Warranty is explicitly made as of a different date, in which case such Seller Warranty shall be correct only as of such different date.

17.1.2
The scope and content of each Seller Warranty as well as the remedies and limitations of liability in case of breaches of Seller Warranties are exclusively defined by the provisions of this Agreement, in particular Sections 17 through 20, which shall form an integral part of Seller Warranties.

17.1.3
No Seller Warranty shall qualify as a quality agreement within the meaning of section 434 (1) BGB (Beschaffenheitsvereinbarung) or as a guarantee of condition within the meaning of sections 443, 444 BGB (Garantie für die Beschaffenheit der Sache).

17.1.4
For purposes of this Agreement, “Seller’s Knowledge”, “Knowledge of Seller” and any similar phrases shall mean the actual knowledge (positive Kenntnis) of the managing directors of FES and SerEnergy (Mr. Roland Fischer and Mr. Johann (“Hans”) Fischer) after having made due inquiries with Dr. Nikolaus Benz, Jochen Baurmeister and Joseph Abbott Kristensen at the date of this Agreement.

17.2	Organization and Authority of Seller

17.2.1	Seller is a German limited liability company (Gesellschaft mit beschränkter Haftung), duly established and validly existing under the Laws of Germany.

17.2.2	Seller has all requisite power and authority, to execute, deliver, and perform its obligations under this Agreement and all other documents related to the Closing.

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17.2.3
No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Seller and Seller is not required under applicable Laws to file for any such proceeding.

17.3	No Conflicts or Consents

The execution, delivery, and performance by Seller of this Agreement and the consummation of the Transactions contemplated hereby, do not and will not violate or conflict with (a) any provision of the organizational documents or operating agreement, or other governing documents of Seller or the Target Group Companies or (b) any order or injunction by any court or governmental authority.

17.4	Required Approval

All shareholders’ and board resolutions by Seller or any of its shareholders as required to execute the Transactions contemplated under this Agreement have been obtained.

17.5	Existence of the Target Group Companies, Title to Shares, Title to SHL Receivables

17.5.1	All Target Group Companies are duly established and validly existing under their respective jurisdictions of incorporation or formation.

17.5.2
The Shares and the Subsidiary Interests are validly issued, the initial contributions (Einlagen) on the Shares and the Subsidiary Interests have been made in accordance with statutory Law, and there are no obligations to make further contributions (keine Nachschusspflichten) on the Shares and the Subsidiary Interests.

17.5.3
Seller is the sole legal and beneficial owner of the Shares, SerEnergy is the sole legal and beneficial owner of the Subsidiary Interests, the Shares and the Subsidiary Interests are free and clear of any Encumbrances (dingliche Belastungen) and there are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Shares and the Subsidiary Interests.

17.5.4
Seller and Fischer group SE Co. & KG are the sole and unrestricted creditors in legal and economic terms in relation to the SHL Receivables, which are free from any Encumbrances. There are no shareholder loans granted by any Seller or any other Seller’s Group Company to any Target Group Company other than as listed in Exhibit (G).

17.6	No Insolvency

No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding any Target Group Company and no Target Group Company is required under applicable Laws to file for any such proceeding.

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17.7	No Enterprise Agreements

As of the Signing Date and as of the Closing Date, except for the PLTA, no Target Group Company is a party to any enterprise agreements (Unternehmensverträge) or silent partnership agreements (stille Beteiligungsverträge) that would entitle any Person or entity to participate in the profits of or to exercise control over any Target Group Company.

17.8	Financial Statements

Complete copies of the Target Companies’ financial statements consisting of the balance sheet and the profit and loss statements of the Target Companies as of the fiscal year end date in each of the years 2020 and 2019 (the “Financial Statements”) which in case of the Financial Statements of SerEnergy have been audited were made available to Buyer. The Financial Statements have been prepared in accordance with applicable Laws and with generally accepted accounting principles specified therein, applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Target Companies and present a true and fair view of the assets and liabilities, financial condition and results of operations (Vermögens-, Finanz- und Ertragslage) of the Target Companies as of the respective dates they were prepared and for the periods indicated above. The Financial Statements of SerEnergy have been audited with an auditors’ certificate as disclosed in the Data Room.

17.9	Undisclosed Off-Balance Sheet Liabilities, Finder’s Fees, Security Rights

17.9.1
The Target Companies have no off-balance sheet liabilities (e.g. under guarantees), except those which have been incurred in the ordinary course of business consistent with past practice since 31 December 2020 and which are not, individually or in the aggregate, material in amount.

17.9.2
No Target Group Company has paid or is obliged to pay a finder’s fee or any other type of brokerage fee, commission or benefit to any finder, broker, agent or other third party in connection with this Agreement or the Transactions contemplated herein.

17.9.3
No Target Company is liable for any Liabilities of any SerEnergy Subsidiary except for bank guarantees of PHP 80.530.943 (in words: eighty million five hundred thirty thousand nine hundred forty-three Philipine Peso) issued by SerEnergy on behalf of its subsidiary Serenergy Philippines Inc. for the downpayment and performance of its services contract with Smart Communications, Inc. for the performance of its contract with Globe Communication Inc.

17.10	Financial results 2021

The update on the Target Companies’ revenues and EBITDA in the period from 1 January 2021 until 31 May 2021, as attached as Exhibit 17.10 has been prepared with due care in accordance with applicable GAAP and in accordance with past practice in all material respects.

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17.11	Material Contracts

17.11.1
The Data Room contains all of the following agreements of the Target Group Companies that are concluded with a third party (i.e. any entity outside the Target Group) and under which either party or both parties have not yet fulfilled their primary contractual obligations (Hauptleistungspflichten) (the “Material Contracts”):

a)
agreements with the top ten (10) customers and agreements with the top ten (10) suppliers, in each case in terms of overall order volume with the respective customer or supplier for the last full fiscal year and the current fiscal year to date;

b)
agreements relating to the acquisition or sale of interests in other companies, businesses or real estate providing, in each case, for a consideration or, if applicable, book value of EUR 50,000 (in words: fifty thousand Euro) or more in the individual case;

c)	agreements relating to joint ventures, shareholders agreements, research and development agreements relating to a material part of the Business;

d)
loan and credit agreements between any Target Group Company as lender or borrower and any third party (i.e. any entity outside the Target Group) with outstanding principal amounts exceeding EUR 50,000 (in words: fifty thousand Euro) in the individual case or EUR 100,000 (in words: one hundred thousand Euro) in the aggregate; and

e)
guarantees, suretyships, comfort letters and similar instruments and agreements that grant or create a lien, pledge or other security interest over any asset of the Target Group Companies issued or entered into by any of the Target Group Companies for any debt of any third party (excluding Seller and any of its Affiliates), except for liens arising by operation of Law and in the ordinary course of business, liens over bank accounts arising under general terms and conditions of banks, and customary retention of title rights (Eigentumsvorbehalte) in favor of suppliers.

17.11.2
None of the Target Group Companies or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any Notice of any intention to terminate, any Material Contract. True and substantially complete copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been Fairly Disclosed in the Data Room.

17.11.3
According to Seller’s Knowledge, there are no exclusivity and non-compete undertakings by any Target Group Company which would materially restrict the Target Group to conduct its business as conducted or contemplated to be conducted on the Signing Date or on the Closing Date or to expand its territorial reach, except as set forth in section 17.11.3  of the Disclosure Schedule.

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17.11.4
Except for the Continued Intra-Group Agreements and except as set forth in section 17.11.4  of the Disclosure Schedule, no Target Group Company is party to any contracts or agreement with any of the Sellers and/or any other Seller’s Group Company. True and complete copies of all Continued Intra-Group Agreements have been Fairly Disclosed in the Data Room.

17.12	Real Property; Title to Assets

17.12.1
Except for SerEnergy, no Target Group Company has owned or owns any real estate or rights equivalent to real estate, nor is any Target Group Company obliged to acquire any real property, hereditary buildings rights (Erbbaurechte), other in-rem real property rights (grundstücksgleiche Rechte), or equivalent rights in the relevant jurisdictions (together with all buildings, structures, and improvements located thereon, the “Real Property”).

17.12.2
Section 17.12.2 of the Disclosure Schedule lists all Real Property which is owned by any Target Group Company (“Owned Real Property”) or in which any Target Group Company has a leasehold (or subleasehold) interest or which any Target Group Company has otherwise leased (“Leased Real Property”), including: (i) for Owned Real Property the details from the land register excerpt for each parcel of Real Property; and (ii) for Leased Real Property the street address of each parcel of Real Property and the current use of each parcel of Real Property. Seller has Fairly Disclosed to Buyer true, correct, and substantially complete copies of all Contracts relating to the Real Property.

17.12.3
The Target Group Companies have title (Eigentum/Inhaberschaft) to, hold a leasehold (or subleasehold) interest or are entitled to use under unterminated contracts all Real Property and all tooling and other production assets and laboratory equipment as well as any other assets (other than IP Rights), which, in each case, are material for the Target Group Companies to conduct their business as conducted on the Signing Date. All Owned Real Property and personal property and other assets (including leasehold interests) are free and clear of Encumbrances except those items set forth in section 17.12.3 of the Disclosure Schedule.

17.12.4
To Seller’s Knowledge, the Real Property, tooling and other physical production assets and laboratory equipment and other physical assets (other than IP Rights) which are material for the Target Group Companies to conduct their business as conducted on the Signing Date are in all material respects in an operating condition as required to conduct the Target Group Companies’ business in the ordinary course (subject to normal wear and tear and taking into account that the Target Group’s business is still in process of development) and have been, in all material respects, maintained in the ordinary course of business in accordance with past practice and, in particular, with the latest budget 2020.

17.12.5
Except as identified in section 17.12.5 of the Disclosure Schedule, none of Seller and Seller’s Group Companies own or co-use any tangible or intangible asset which is material for the Target Group Companies to conduct their business as conducted on the Signing Date and which is not being transferred to Buyer upon consummation of this Agreement.

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17.13	Business Securities

Except as listed in section 17.13 of the Disclosure Schedule, there are no securities, guarantees, indemnities or liabilities given or assumed by or binding upon the Target Group Companies in respect of any Liability of Seller or any Seller’s Affiliate (other than Target Group Companies).

17.14	Intellectual Property

17.14.1
The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non-registered) trademarks, service marks, trade names, work titles, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, neighbouring rights (Leistungsschutzrechte), rights in data and databases, including all applications and registrations; (iv) trade secrets, know-how, technology, manufacturing processes, and other confidential and proprietary information and all rights therein used in conducting the Business; (v) internet domain names and social media accounts and pages; (vi) (registered or non-registered) design rights, (vii) utility models and (viii) other intellectual or industrial property and / or proprietary rights relating to intellectual property and related proprietary rights, interests, and protections, (ix) rights in and to corresponding applications, renewals and extensions of the foregoing, as well as all similar rights, whether registered or not, rights and interest in and entitlements to the foregoing rights, and rights of use in such rights. This shall particularly include but not be limited to rights in work-results created or acquired in connection with the business purpose of the respective Target Group Company, or upon specific request by the respective Target Group Company, such as software (including economic rights – vermögensrechtliche Befugnisse – in the source code and object code of software) and related documentation, scientific and technical presentations, texts, audio, visual and audio-visual material, technical improvements, designs, concepts, as well as their respective drafts and preliminary stages.

17.14.2
Section 17.14.2 of the Disclosure Schedule contains for each Target Group Company a correct and complete list of all Intellectual Property rights registered with the DPMA, EuIPO, WIPO or a comparable national or international patent and trade mark office which are owned or co-owned by the Target Group Companies (the “Company IP Registrations”) (together with all other Intellectual Property rights owned or co-owned by the Target Group Companies the “Owned IP Rights”). Except as set forth otherwise in section 17.14.2 of the Disclosure Schedule, the respective listed Target Group Company is the sole legal and commercial owner of the Owned IP Rights and is free to use, exploit, enforce and dispose of (verfügen über) the Owned IP Rights.

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17.14.3
‘The Target Group Companies own or have the valid and enforceable right to use all (i) issued patents and patent applications, inventions and rights to and from inventions and invention disclosures (whether or not patentable); (ii) (registered or non-registered) trademarks, service marks, trade names; (iii)  trade secrets (iv) utility models, (v) registered or non-registered designs, (vi) data and databases and (vii) software, used or held for use in or necessary (i) for the conduct of their business as currently conducted, and (ii) to continue such conduct after the Closing (the “Company Intellectual Property”), free and clear of all Encumbrances. Except for the patent applications filed in the name of a Target Group Company, all of the Company Intellectual Property is, to Seller’s Knowledge, valid and enforceable, and all Company IP Registrations are, to Seller’s Knowledge, subsisting and in full force and effect. The Target Group Companies have taken all reasonable and necessary steps to prosecute, register, maintain, renew, protect and enforce their Intellectual Property.

17.14.4
To Seller’s Knowledge, the conduct of the Target Group Companies’ business as currently and formerly conducted, and as proposed to be conducted, has not infringed, misappropriated, or otherwise violated, is not infringing, misappropriating or otherwise violating and will not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

17.14.5
To Seller’s Knowledge, none of the execution and delivery or effectiveness of this Agreement, the consummation of the Transactions, nor the performance of the Target Group Companies’ obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company Intellectual Property, or impair the right of the Target Group Companies’ to use the Company Intellectual Property or any portion thereof. All Owned IP Right will to the same extent as before Closing be transferable, alienable or licensable by Buyer and/or the Target Group Companies without restriction and without payment of any kind to any third party.

17.14.6
To Seller’s Knowledge, each Target Group Company has paid all remuneration and other compensation asserted to such Target Group Company relating to any commercial exploitation of Owned IP Rights made prior to the Closing Date to Persons entitled thereto pursuant to applicable Laws (in particular pursuant to the German Act on Employee Inventions, Arbeitnehmererfindungsgesetz) or any similar applicable Laws or pursuant to contractual arrangements, if applicable. To Seller’s Knowledge, no Target Group Company is obliged or will be obliged after the Closing Date to pay any remuneration or other compensation for any use of Owned IP Rights made prior to the Closing Date.

17.15	Information Technology Systems; Information Technology Agreements

17.15.1	Information Technology Systems

a)
Each Target Group Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively “Information Technology Systems”) which is used by or necessary for such Target Group Company to conduct its business as conducted at the Signing Date.

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b)	All Information Technology Systems

aa)
are in satisfactory working order, are fit for the purpose for which they are being used and operate and perform in accordance with their documentation and functional specifications and otherwise as required for the relevant Target Group Company to carry on its business as conducted on the Signing Date;

bb)
have not suffered any material error, breakdown, failure or security breach within the last twelve (12) months prior to the Signing Date which has caused disruption or damage to the business of any Target Group Company constituting a material adverse effect on such Target Group Company’s business.

c)
To Seller’s Knowledge, there have been no unauthorised intrusions or breaches of the security of the Target Group Companies Information Technology Systems except as set forth otherwise in section 17.15 of the Disclosure Schedule. The Target Group Companies have implemented any and all current security patches, updates or upgrades that are generally available for their Information Technology Systems.

d)
No software has been incorporated into, integrated or bundled into any product, service or proprietary software or has been otherwise used or distributed by the Target Group Companies in any way which would make it subject to licensing terms for open source software (e.g. the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License, irrespective of the applicable version of the licensing or distribution terms), and which would restrict the Target Group Companies ability to charge for any distribution of such product, service or proprietary software and the rendering of related services or to use such product, service or proprietary software for commercial purposes, in each case except as Fairly Disclosed in the Data Room.

e)	None of the license terms applicable to open source software used by the Target Group Companies create any obligations for the Target Group Companies:

aa)	to disclose any trade secret which is incorporated in a Target Group Company’s product, service and/or proprietary software,

bb)	to distribute any of the software owned or licensed by a Target Group Company in source code format,

cc)	to license any of the Target Group Companies’ products, services, proprietary software and/or licensed software for the purpose of making derivative works, or

dd)	to redistribute any of the Target Group Companies’ products, services, proprietary software and/or licensed software at no charge.

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17.16	Insurance

Section 17.16 of the Disclosure Schedule sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Target Group Companies) and relating to the assets, business, operations, employees, officers, and directors of the Target Group Companies (collectively, the “Insurance Policies”). Such Insurance Policies are, to Seller’s Knowledge, in full force and effect. Neither Seller nor any of its Affiliates (including the Target Group Companies) has received any written Notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Seller or any of its Affiliates (including the Target Group Companies) is in de-fault under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy in each case in a way that would impact the scope of insurance protection for the Target Group Companies. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Target Group Companies are a party or by which they are bound.

17.17	Litigation; Governmental Orders; Third Party Claims

17.17.1
Subject to section 17.17 of the Disclosure Schedule list, there are no claims, actions, demands, lawsuits, arbitrations, audits, notices of violation, (administrative) proceedings, public procurement Law related complaints, review proceedings (Nachprüfverfahren), litigation or investigations by public authorities (collectively, the “Actions”) pending (anhängig) or threatened in writing against or by any Target Group Company (i) relating to defects, product recalls, non-compliance with specifications or breaches of warranties or representations by the products of the Target Group Companies or any of its suppliers, (ii) relating to or affecting any Target Group Company or any of its properties or assets; (iii) that challenge or seek to prevent, enjoin, or otherwise delay the Transactions contemplated by this Agreement, or (iv) with a value in excess of EUR 100,000.

17.17.2	To Seller’s Knowledge, the Target Group Companies are in all material respects in compliance with all governmental orders against, relating to, or affecting their business, properties or assets.

17.18	Compliance with Laws; Permits

17.18.1
In the period since 1 January 2016, to Seller’s Knowledge the Target Group Companies have complied, and are now complying, with all Laws applicable to them or their business, products, properties or assets except for any failure to comply with applicable Laws which is not material.

17.18.2
To Seller’s Knowledge all permits obtained, or required to be obtained, from governmental authorities (collectively, the “Permits”) in order for the Target Group Companies to conduct their business, including, without limitation, operating any of the Real Property, have been obtained and are valid and in full force and effect. No governmental authority has notified a Target Group Company in writing that any Permit is missing or invalid. Section 17.18.2 of the Disclosure Schedule lists all current Permits issued to the Target Group Companies and to Seller’s Knowledge no event has occurred that would reasonably be expected to result in the revocation or lapse, modification or amendment of any such Permit.

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17.18.3
In the period since 1 January 2016, except as set out in section 17.18.3 of the Disclosure Schedule, no Target Group Company has received a Governmental Order, penalty, fine or other sanction, with respect to a violation of applicable law or Permits, or have been accused of or convicted of any violation of applicable law or Permits.

17.18.4
None of the Target Group Companies is subject to any pending administrative or criminal investigation regarding an alleged Compliance Case and there exist no incidents that are likely to result in such investigation.

17.18.5
In the period since 1 January 2016, neither the Target Group Companies nor, to Seller’s Knowledge, any of the current or former directors, officers, employees, or agents of the Target Group Companies have been accused of or convicted for, in each case as a result of actions for or on behalf of the Target Group Company, any Compliance Case, none of the Target Group Companies has received a written notice stating that a Compliance Case has occurred with regard to the aforementioned persons. There are no internal reports (including whistleblowing reports), which give rise to an initial suspicion that any of the aforementioned persons have been involved since 1 January 2016 in Compliance Case, in each case as a result of actions for or on behalf of the Target Group Company.

17.18.6
The Target Group Companies are not subject to an official investigation, order or informal inquiry of the competent authorities with regard to compliance with data protection laws applicable to the Target Group Companies and are not obliged under any court decision or administrative order to pay damages to data subjects or administrative fines under data protection law. No claims for such damages have been asserted by data subjects against any of the Target Group Companies in writing.

17.19	Data Protection

The Target Group Companies are not subject to an official investigation, order or informal inquiry of the competent authorities with regard to compliance with data protection laws applicable to the Target Group Companies and are not obliged under any court decision or administrative order to pay damages to data subjects or administrative fines under data protection law. No claims for such damages have been asserted by data subjects against any of the Target Group Companies in writing. To Seller’s Knowledge, all steps necessary to ensure that personal data is being processed in accordance with data protection laws applicable to the Target Group Companies have been taken and duly implemented by the Target Group Companies and their employees, managing directors, board members and officers except, in each case, where a failure to do so would not or is not reasonably expected to result in a loss in excess of EUR 10,000.

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17.20	Environmental Matters

17.20.1
Except as set out in section 17.20.1 of the Disclosure Schedule, the Target Group Companies have complied, and are now in all material respects complying, with all Environmental Laws. Except as set out in section 17.20.1 of the Disclosure Schedule, neither the Target Group Companies nor Seller have received Notice from any Person that the Target Group Companies, their businesses are or have been alleged to be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances and to Seller’s Knowledge no acts or omissions previously have occurred or are currently occurring which will cause any such Notice to issue.

17.20.2
Except as set out in section 17.20.2 of the Disclosure Schedule, to Seller’s Knowledge, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Target Group Companies; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Target Group Companies. Except as set out in section 17.20.2 of the Disclosure Schedule, neither any of the Target Group Companies were notified that there would be any, and to Seller’s Knowledge there are no, Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Target Group Companies, or that such real property is affected in any way by any Hazardous Substances.

17.21	Subsidies

Section 17.21 of the Disclosure Schedule contains an accurate and complete list of all state aid within the meaning of Art. 107 of the Treaty on the Functioning of the European Union (including, for the avoidance of doubt, any de minimis aid), public grants (Zuschüsse) and subsidies (Subventionen), public R&D funding, subsidized loans, contributions or silent partnerships, investment grants or allowances or similar financial support of any national or European governmental entity received by, granted to or applied for on behalf of any Target Group Company in whatever form during a period of seven (7) years prior to the Signing Date, (the “Subsidies”). Each Target Group Company is and has been in full compliance with its obligations under or in connection with the relevant Subsidies and no Subsidies have been or will be revoked, withdrawn, terminated, reduced or not granted in full or in part as a result of any failure by a Target Group Company to comply with the terms and conditions of any such Subsidy. To Seller’s Knowledge, no Actions regarding a revocation, reduction, amendment or withdrawal of the Subsidies have been initiated or threatened and there are no circumstances, which would justify the initiation of such Actions, in each case with regard to any Subsidy exceeding a value of EUR 50,000. No Target Company has any outstanding obligation under the terms of any Subsidy which materially impacts the Target Company’s ability to conduct its business at its discretion. No Subsidy limits or restricts in any material way the Target Company’s operations or the ability of the Target Company to exploit the rights of its research and development activities.

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17.22	Product Recalls

There has been no recall or withdrawal of any product manufactured, produced or sold by any Target Group Company, or other similar action by any Governmental Authority or private action with respect to any such product. To Seller’s Knowledge, there have been no facts or circumstances that could reasonably have been expected to result in a recall or withdrawal of, a corrective measure or a governmental order related to any product manufactured, produced or sold by any Target Group Company. To Seller’s Knowledge, there are no serial defects of the products manufactured, delivered or sold by any Target Group Company.

17.23	[deleted]

17.24	Employment Matters

17.24.1
Section 17.24.1 of the Disclosure Schedule contains a correct and complete list of all employees, managing directors, board members, officers and members of other corporate bodies of the Target Group Companies, setting forth for each individual described, (A) the individual’s title or position, hire date, and compensation, and (B) the other employee benefits (such as performance-related payments, anniversary, holiday or jubilee payments, Christmas bonuses, stock options, fringe benefits, other variable remuneration elements or similar rights) other than Pensions Commitments (collectively, the “Employee Benefits”) as well as all commitments, whether of an individual or collective nature (including commitments based on company practice (betriebliche Übung)) regarding pensions (betriebliche Altersversorgung) under which a Target Group Company has any obligations (collectively, the “Pension Commitments”) provided to each such individual. All agreements and commitments of collective nature regarding Employee Benefits and all Pension Commitments have been Fairly Disclosed in the Data Room.

17.24.2	FES’ managing directors (Geschäftsführer) are Mr. Johann (gen. Hans) Fischer and Mr. Roland Fischer. No service/employment agreements with FES are in place.

17.24.3
Section 17.24.3 of the Disclosure Schedule contains for FES and SerEnergy a correct and complete list of their leadership team, i.e. all first level officers below the managing directors (Gruppenleiter) (collectively, the “Key Employees”). None of the Key Employees and, except as expressly provided for in this Agreement, no managing director, board member, officer or member of other corporate bodies of the Companies has given Notice of termination or requested amendment of his/her employment agreement or has announced such termination or request for amendment. The execution and performance of this Agreement or the Transactions contemplated therein do not trigger any rights or claims of any Key Employee, managing director, board member, officer or member of other corporate bodies of the Companies.

17.24.4
FES is not a member in any employers association (Arbeitgeberverband) and no collective bargaining agreements (Tarifverträge) apply to the employees of FES. FES only pays shift and overtime allowances following (in Anlehnung an) the respective collective bargaining agreements of the metal and electric industry.

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17.24.5
There is no works council (Betriebsrat) competent for the employees of FES and no works agreements (Betriebsvereinbarungen) (including joint works agreements (Gesamtbetriebsvereinbarungen) and group works agreements (Konzernbetriebsvereinbarungen)) apply to the employees of FES.

17.24.6
In the last three (3) years prior to the date of this Agreement the Target Companies have not experienced any strike, lockout or labor interruption. The Target Companies are not involved in any legal proceedings before any court with any current or former employee, managing director, board member, officer or member of other corporate bodies of the Target Companies. To Seller’s Knowledge, no such legal proceedings have been threatened against any Target Company.

17.25	Full Disclosure

No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein. Seller has Fairly Disclosed to Buyer all facts or circumstances relating to the Target Group Companies and their Business which are material and reasonably relevant to evaluate the Target Group Companies and their Business and associated risks and opportunities.

17.26	Seller as Investor in Consideration Shares

17.26.1
Seller acquires the Consideration Shares for investment for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Seller has no, and will have no, intention of selling, granting any participation or otherwise distributing the Consideration Shares. Seller does not have and will not have as of the Closing Date any contract, undertaking, agreement or arrangement with any Person (except as provided in this Agreement) to sell, transfer or grant participation to a Person any of the Consideration Shares. Seller has received all information from the Buyer and its management that the Buyer considers necessary or appropriate for deciding whether to purchase the Consideration Shares hereunder.  Seller further represents that it has had an opportunity to ask questions and receive answers from the Seller regarding the Seller, its financial condition, results of operations and prospects and terms and conditions of the offering of the Consideration Shares sufficient to enable it to evaluate its investment.

17.26.2
Seller is an “accredited investor” (as defined in Regulation D under the Securities Act). Seller has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Consideration Shares.

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17.26.3	Neither Seller nor any of its Affiliates beneficially owns any securities of Buyer.

17.26.4
Seller understands that the Consideration Shares, when issued, shall be “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Buyer in a transaction not involving a Public Offering and that under such Laws the Consideration Shares may be resold without registration under the Securities Act only in certain limited circumstances. Seller represents that it is familiar with Rule 144 of the Securities Act, as presently in effect.

17.26.5	Seller understands that any certificates representing the Consideration Shares shall bear the following legends:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS COPORATION, IS AVAILABLE.

18.	Buyer’s Remedies

18.1	Buyer Claims

18.1.1
If any of Seller Warranties is incorrect or in the event of a breach of any obligation of Seller under or in connection with this Agreement, Seller shall put Buyer or, at Buyer’s election, the relevant Target Group Company into the position it would have been in if Seller Warranty had not been incorrect or the obligation of Seller had not been breached (restitution in kind; Naturalrestitution). If and to the extent Seller fails to effect restitution in kind, Buyer shall be entitled to request from Seller payment of damages (Schadensersatz in Geld) to Buyer or, at Buyer’s election, to the relevant Target Group Company for the Losses incurred by Buyer or the relevant Target Group Company as a result of the incorrectness of Seller Warranty or the breach of the obligation of Seller, as applicable. Seller shall at any time be entitled to render payment of damages instead of restitution in kind. Claims of Buyer pursuant to this Section 18.1.1, which, for the avoidance of doubt, do not include any Tax Indemnification Claim, shall be referred to as the “Buyer Claims”.

18.1.2
“Losses” shall mean damages (Schäden) within the meaning of sections 249 et seqq. BGB that have been actually incurred by Buyer or a Target Group Company excluding any (i) indirect damages, (ii) consequential losses, (iii) lost profit or revenue, (iv) lost opportunities, (v) frustrated expenses (vergebliche Aufwendungen) or (vi) internal costs, in each case of (i) to (iii) to the extent such losses were not reasonably foreseeable and are not included in the intent and purpose of protection (Sinn und Schutzzweck) of the relevant Seller Warranty in Section 17 or the relevant contractual obligation or indemnity, provided that in case of a breach of the Seller Warranty in Section 17.25 lost profits or revenues shall not be compensated. Claims of third parties shall constitute direct damages for the purposes of this Agreement. Any Liability due to a recalculation (Neuberechnung) of the Consideration upon a breach of a Seller Warranty is explicitly excluded, unless the breach is based on fraud (Arglist) or wilful misconduct (Vorsatz) by or on behalf of Seller or any Seller’s Affiliates.

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18.1.3
If a Seller Warranty contained in Section 17.6 is incorrect, the Losses shall at least equal the amount that is necessary to put the respective Target Group Company in the position as if Seller Warranty had not been breached (filling of balance sheet, Bilanzauffüllung), provided that if Seller Warranty is breached because a provision for a certain matter has not been made at all, or not in the appropriate amount, Losses shall not exceed the difference between the actual (or reasonably expected) damage or detriment of the relevant Target Group Company and the amount of the provisions actually made in the Financial Statements.

18.2	Exclusion of Buyer Claims

Seller shall not be liable for, and Buyer shall not be entitled to bring, any Buyer Claim if and to the extent that:

a)
the facts or circumstances giving rise to the claim have been taken into account (i) as Liability (Verbindlichkeit), specific provision (Rückstellung), specific depreciation (Abschreibung), specific value adjustment (Wertberichtigung) or otherwise specifically in the Financial Statements 2020 of the Target Companies and/or (ii) as a deduction item in the determination of the Consideration pursuant to Section 6.1.1, it being understood that any specific or generic provision made for product warranty or product liability in the Effective Date Balance Sheet and which is accordingly included as Effective Date Financial Debt shall reduce (and be set off against) Seller’s liability under this Agreement with regard to any product warranty or product liability related claims, except for any specific provision made in the Effective Date Balance Sheet with regard to claims of Globe Communication, Inc. against any Target Group Company which shall only reduce (and be set off against) Seller’s liability under this Agreement with regard to respective claims of Globe Communication Inc. against any Target Group Company, if applicable, and otherwise Section 6.4.3;

b)	Buyer, any Affiliate of Buyer, or any Target Group Company has received or has an enforceable claim to compensation from a third party, including under any insurance policy;

c)
Buyer, any Affiliate of Buyer or, after the Effective Date, any Target Group Company has (i) caused or partially caused the facts or circumstances giving rise to the claim or (ii) failed to mitigate damages;

d)
the matter to which the claim relates was caused by the passing of or any change in any Law, or in the interpretation or application thereof by any administrative body or court, after the Closing Date;

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e)
the facts or circumstances giving rise to the claim have been Fairly Disclosed to Buyer. For the purpose of this Section 18.2e) facts or circumstances shall be considered as “Fairly Disclosed” if the information has been disclosed in the Disclosure Schedules or in the Data Room Documents in such manner and with sufficient detail that the nature and scope of the relevant claim and the resulting risk could reasonably be expected to be discovered and understood by an experienced and diligent Buyer. “Data Room Documents” shall mean the documents and diligence question logs made accessible during the period commencing on 30 April 2021 and ending on the date hereof through a virtual data room under the designation CASTOR operated by iDeals (the “Data Room”), but solely to the extent also contained in the electronic data storage medium in the form of a USB flash drive delivered by Seller to Buyer or their designated representatives on the date hereof. For identification purposes the Data Room Documents have also been stored on an electronic data storage medium in the form of a USB flash drive and handed over to the acting notary to be taken into custody until three (3) years after the execution of this Agreement, unless otherwise unanimously instructed in writing by the Parties. The notary has not reviewed the USB flash drive and shall not be liable for its content or the durability of the data stored on the USB flash drive and will not arrange for any special protection of the USB flash drive against theft, fire or natural disasters. After expiration of the storage period, the notary shall hand over the USB flash drive to Buyer.

f)
Any failure of Buyer to comply with any of its obligations set forth in Section 19 shall release the Seller from its compensation / indemnification obligation under this Agreement, except to the extent that the Buyer proves that the Losses were not caused by such failure.

18.3	No Double Dip

Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Liability, Loss, cost, shortfall, damage, breach or other set of circumstances that gives rise to more than one (1) claim.

19.	Claim Procedures

19.1	Buyer Claim Procedure

Buyer shall without undue delay, but in any event forty (40) Business Days after Buyer has gained knowledge of facts that are reasonably likely to form the basis of a Buyer Claim, give Seller Notice of such alleged claim, stating in such Notice in reasonable detail the nature thereof (including all relevant available facts and circumstances) and the amount involved, to the extent that such amount has been determined at the time when such Notice is given.

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19.2	Third Party Claim Procedure

19.2.1
If a third party asserts or threatens to assert any claim against Buyer or any Target Group Company, or if Buyer or any Target Group Company is subjected to any audit or examination by any public authority, in each case based on facts or circumstances that are reasonably likely to give rise to a Buyer Claim (each a “Third Party Claim”), Buyer shall, notwithstanding its obligations pursuant to Section 18.1, give Seller Notice of such Third Party Claim within twenty (20) Business Days after Buyer has learned of any of the aforementioned actions or circumstances. The provisions of Section 18.1 shall apply accordingly.

19.2.2
Buyer will and, after Closing, will procure that the Target Group Companies, will make no admission of Liability with respect to any Third Party Claim which involves potential Liability against Seller without consulting Seller and receiving written consent of Seller for such admission regarding the Third Party Claim and the Third Party Claim will not be compromised, disposed of or settled without the prior consultation and written consent of Seller which shall not be unreasonably withheld.

19.2.3
If Seller wishes to defend Buyer or the relevant Target Group Company against the Third Party Claim in their name and on their behalf, Seller shall give Notice to Buyer of such decision within a period of three (3) weeks after having been duly notified of the Third Party Claim in accordance with Section 19.2.1. Upon such notification and provided that Seller has acknowledged its responsibility for such Third Party Claim under this Agreement, Seller shall be entitled to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties) at its sole discretion in the name and on behalf of Buyer or the relevant Target Group Company in each case taking into account the legitimate business interests of Buyer and the Target Group Companies and provided that Buyer or the relevant Target Group Company shall have the right to participate in the defence of any Third Party Claim. Seller shall not have the right to assume or direct the defence of any Third Party Claim that (a) seeks an injunction or other equitable relief against Buyer or any of the Target Group Companies (from and after the Closing), (b) involves any criminal charges, (c) is reasonably anticipated to exceed the applicable maximum Liability amounts of Seller pursuant to this Agreement. In the event that Seller timely elects to assume such defence but then fails to promptly commence and diligently pursue the defence against a Third Party Claim pursuant to this Section 19.2.3, Buyer shall in such events be entitled to assume the defence of such Third Party Claim and to take any action it deems necessary to defend against or appeal the Third Party Claim (including the assertion and pursuit of counter-claims or other claims against any third parties), if Buyer has notified Seller of its intention in advance.

19.2.4
To the extent that Seller was in breach of a Seller Warranty, all costs and expenses incurred by Buyer or the relevant Target Group Company in connection with the defence against the Third Party Claim shall be borne by Seller. If Seller has assumed or directed the defence of any Third Party Claim, all costs and expenses incurred by Seller in connection with such defence shall be borne by Seller, irrespective of whether Seller was in breach of a Seller Warranty.

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20.	Limitation of Claims

20.1	Exclusive Regime

The Parties agree that the rights and remedies that Buyer may have against Seller under or in connection with this Agreement and the Transactions contemplated hereunder shall be limited to the rights and remedies expressly provided for herein and shall be solely governed by this Agreement. All other rights or remedies of any legal nature that Buyer may otherwise have against Seller under or in connection with this Agreement or the Transactions contemplated hereunder are hereby waived by Buyer and excluded to the largest extent permitted under applicable Law, in particular any (i) right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) of the Transactions contemplated hereunder (e.g. by way of großer Schadensersatz), (ii) claims for breach of pre-contractual obligations (culpa in contrahendo, including claims arising under sections 241 (2), 311 (2) and (3) BGB) or ancillary obligations (positive Forderungsverletzung, including claims arising under sections 280, 282 BGB), (iii) claims in connection with frustration of contract pursuant to section 313 BGB (Störung der Geschäftsgrundlage), (iv) claims for defects of the sold assets (Mängelrechte) under sections 434 et seq. BGB, (v) rights to rescind (anfechten) or otherwise terminate this Agreement and (vi) other statutory rights or remedies.

20.2	De minimis, Basket, Cap

20.2.1	Buyer shall only be entitled to bring any claims under or in connection with this Agreement other than pursuant to Sections VII (Tax Matters) and VIII (Indemnification) if and to the extent:

a)	such claim exceeds an amount of EUR 50,000 (in words: fifty thousand Euros) (the “De Minimis Amount”); and

b)	the aggregate amount of all such claims exceeding the De Minimis Amount exceeds an amount of EUR 400,000 (in words: four hundred thousand Euros) (the “Deductible Amount”).

If the thresholds pursuant to Section 20.2.1a) and Section 20.2.1b) are exceeded, the entire amount shall be taken into account and not only the exceeding amount.

20.2.2
The aggregate total Liability of Seller for any and all claims under or in connection with this Agreement shall be limited to the sum of (i) an amount of thirty five percent (35%) of the Cash Consideration (the “Cap Cash Portion”) and (ii) thirty five percent (35%) of the Share Consideration (the “Cap Share Portion”, together with the Cap Cash Portion the “Cap” ). Any Liability of Seller shall be first compensated by way of cash payment up to the aggregate amount of the Cap Cash Portion and only after the Cap Cash Portion is used up entirely by way of a re-transfer of Consideration Shares up to the amount of the Cap Share Portion, provided that for the purpose of determining the number of Consideration Shares to be re-transferred, the Agreed Share Value shall be applied (i.e. the number of Consideration Shares to be re-transferred shall be equal to the amount of Losses to be compensated by Seller divided by the Agreed Share Value).

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20.2.3
The Cap shall not apply to any claim to pay the Adjustment Amount, claims for breach of any of Seller Warranties listed in Sections 17.2 through 17.6 (the “Fundamental Warranties”) and claims pursuant to Sections VII (Tax Matters) and VIII (Indemnification), provided, however, that Seller’s overall Liability for any and all claims under or in connection with this Agreement shall in no event exceed the sum of (i) an amount of one hundred percent (100%) of the Cash Consideration (the “Fundamental Warranty Cap Cash Portion”) and (ii) one hundred percent (100%) of the Share Consideration (the “Fundamental Warranty Cap Share Portion”, together with the Fundamental Warranty Cap Cash Portion the “Fundamental Warranty Cap” ). Any Liability of Seller shall be first compensated by way of cash payment up to the aggregate amount of the Fundamental Warranty Cap Cash Portion and only after the Fundamental Warranty Cap Cash Portion is used up entirely by way of a re-transfer of Consideration Shares up to the amount of the Fundamental Warranty Cap Share Portion, provided that for the purpose of determining the number of Consideration Shares to be re-transferred, the Agreed Share Value shall be applied (i.e. the number of Consideration Shares to be re-transferred shall be equal to the amount of Losses to be compensated by Seller divided by the Agreed Share Value).

20.3	Time Limitations

All claims of Buyer arising under or in connection with this Agreement shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except for:

a)	claims resulting from a breach of any of the Fundamental Warranties, which shall become time-barred five (5) years after the Closing Date;

b)	claims pursuant to Section VII (Tax Matters), which shall become time-barred pursuant to Section 31; and

c)	claims pursuant to Section VIII (Indemnification) which shall become time-barred three (3) years after the Closing Date.

20.4	Intentional or Fraudulent Behaviour

The limitations of Liability in this Agreement, including limitations with regard to the term Losses and the limitations set forth in Sections 17 to 20, shall not apply if a breach is based on fraud (Arglist) or wilful misconduct (Vorsatz) by or on behalf of Seller or any Seller’s Affiliates.

21.	Representations and Warranties of Buyer’

21.1
Buyer represents and warrants (garantiert) to Seller by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 21 (the “Buyer Warranties”) are true and correct as of the Signing Date and the Closing Date, unless a Buyer Warranty is explicitly made as of a different date, in which case such Buyer Warranty shall be correct only as of such different date:

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21.1.1
Buyer is a U.S. Corporation, duly incorporated and validly existing under the Laws of the state of Delaware, USA, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The shares of common Stock, par value $0.0001 per share, of Advent (the “Common Stock”) are traded on the Nasdaq Capital Market under the ticker symbol ‘ADN’. Buyer has all requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, and to consummate the Transactions contemplated hereby. The copies of the certificate of incorporation and by-laws of Buyer as most recently filed with the Buyer’s SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its respective obligations hereunder, and the consummation by Buyer of the Transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. As used in this Agreement, “Buyer’s SEC Documents” shall mean all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by Buyer with the SEC, and “SEC” shall mean the U.S. Securities and Exchange Commission.

21.1.2
The execution, delivery, and performance by Buyer of this Agreement, and the consummation of the Transactions contemplated hereby, do not and will not: (i) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer or any of its subsidiaries; (ii) violate any provision of any Law or governmental order applicable to Buyer or any of its subsidiaries; or (iii) constitute a breach of, or default under (or an event which, with notice or lapse of time or both, would become a default under) or conflict with, or give rise to any right of termination, cancellation or acceleration of, any agreement, arrangement or instrument, whether written or oral, by which Buyer or any of its subsidiaries is bound, except in each case, as would not have a Material Adverse Effect.

21.1.3
No insolvency proceedings (Insolvenzverfahren) or similar proceedings under applicable Laws are pending regarding Buyer or any of its subsidiaries and neither Buyer nor any such subsidiary is required under applicable Laws to file for any such proceeding.

21.1.4
No consent, approval, authorization or other order of or filing with any Governmental Authority is required to be obtained by Buyer in connection with the authorization, execution and delivery of this Agreement or with the issuance and sale of the Consideration Shares at the Closing, except the filing of a Current Report on Form 8-K and a Notice of Sale of Securities on Form D with the SEC to the extent required by applicable Law.

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21.1.5
The authorized capitalization of Buyer consists of: (a) 110,000,000 shares of common stock (“Common Stock”) and (b) 1,000,000 shares of preferred stock, $0.0001 par value (“Preferred Stock”). As of the date hereof: (i) 46,128,745 shares of Common Stock are issued and outstanding; (ii) no shares of Preferred Stock are issued and outstanding; (iii) warrants to purchase 26,369,557 shares of Common Stock are outstanding; (iv) 2,305,294 options to purchase 2,305,294 shares of Common Stock are outstanding; and (v) 2,382,510 restricted stock units are outstanding. Except as described in the immediately preceding sentence, as of the date hereof, there are no outstanding (A) securities of Buyer or any of its subsidiaries convertible into or exchangeable for shares of capital stock of Buyer, (B) options, warrants, or other agreements or commitments to acquire from Buyer or any of its subsidiaries, or obligations of Buyer or any of its subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Buyer, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Buyer, in each case that have been issued by Buyer or its subsidiaries.  All outstanding shares of Common Stock, and all outstanding shares of capital stock, voting securities, or other ownership interests in any subsidiary of Buyer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.  The sale and issuance of the Shares will not obligate Buyer to issue shares of Common Stock or other securities to any other person and will not result in a right of any holder of securities issued by Buyer to adjust the exercise, conversion, or exchange price or ratio under any such securities. Other than as set forth in Buyer’s SEC Documents, Buyer is not a party to any stockholders, voting or similar agreement with any other person.

21.1.6
When issued and delivered in accordance with the terms hereof against payment therefor, the Consideration Shares shall be validly issued, fully paid and nonassessable, free from any liens, encumbrances or restrictions on transfer, including preemptive rights, rights of first refusal or other similar rights, other than as arising pursuant to this Agreement, as a result of any action by Seller or under federal or state securities Laws. Assuming the accuracy of the representations and warranties of Seller in this Agreement, the Consideration Shares will be issued in compliance with all applicable federal and state securities Laws and accordance with the Nasdaq marketplace rules.

21.1.7
From and after 4 February, 2021, Buyer has timely filed with or furnished to, as applicable, all of the Buyer’s SEC Documents. As of their respective filing dates (or date of amendment, if amended), each of Buyer’s SEC Documents (i) complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as the case may be), and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer’s SEC Documents, and (ii) contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of the Nasdaq.

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21.1.8
From and after 4 February 2021 to the date hereof, (i) there have been no events, occurrences or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (ii) Buyer has not incurred any liabilities other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in Buyer’s financial statements pursuant to GAAP or disclosed in filings made with the SEC and (C) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

21.1.9
There is no action, suit, proceeding or investigation pending, or to the knowledge of Buyer, threatened which (i) would reasonably be expected to materially adversely affect or successfully challenge the legality, validity or enforceability of this Agreement or (ii) except as specifically disclosed in Buyer’s SEC Documents, would, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Except as disclosed in Buyer’s SEC Documents, neither Buyer nor, to the knowledge of Buyer, any director or officer thereof is or has been the subject of any action, suit, proceeding or investigation involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty relating to actions taken at Buyer.

21.1.10
Buyer is not, and is not an Affiliate of, and immediately after receipt of payment for the Consideration Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

21.1.11
Neither Buyer nor any Person acting on behalf of Buyer has offered or sold any of the Consideration Shares by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act).

21.1.12
Neither Buyer nor any of its subsidiaries engages in the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof.

21.1.13
No representation or warranty by Buyer in this Agreement and no statement contained in any certificate or other document furnished or to be furnished to Seller pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein.

21.2	Sections 19 and 20 shall apply mutatis mutandis to any Seller’s claims under this Section 21, provided that:

a)	The aggregate total liability of Buyer for any and all claims under this Section 21 shall be limited to the Cap Share Portion and, if applicable, shall be settled in cash;

b)
The Cap Share Portion shall not apply to claims for breach of any of Buyer Warranties listed in Sections 21.1.1 through 21.1.6 (“Fundamental Buyer Warranties”), provided, however, that Buyer’s overall liability for any and all claims under this Section 21 shall in no event exceed the amount of the Share Consideration (determined based on the Agreed Share Value); and

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c)
Claims resulting from a breach of any of the Fundamental Buyer Warranties shall become time-barred five (5) years after the Closing Date and any other claims under this Section 21 shall become time-barred eighteen (18) months after the Closing Date.

VI. Covenants

22.	Conduct of Business until Closing

22.1
Seller shall cause the Target Companies to (i) conduct the Business until the Closing Date only in the ordinary course of business consistent with past practice, and (ii) cause, to the extent permitted under applicable Law, the other Target Group Companies to conduct their business operations until the Closing Date only in the ordinary course of business consistent with past practice, in each of the cases (i) and (ii) unless Buyer has consented to the specific measure or activity.

22.2
Seller shall not take in relation to the Target Group and shall cause the Target Companies (i) not to take, and (ii) to cause, to the extent permitted under applicable Law, the other Target Group Companies not to take, any of the following measures or activities unless Buyer has consented to them:

a)	Make any change in authorized equity ownership interests;

b)	Sell, purchase, transfer, acquire, redeem or issue any shares or other equity interests, securities convertible into shares or other equity interests, or any debt securities;

c)	Issue or grant any options, warrants, conversion rights or other rights to purchase shares or other equity interests;

d)	Purchase or otherwise acquire or agree to acquire for a consideration any shares (other than in a fiduciary capacity);

e)
Take any action, or authorize any Person to take any actions relating to the disposition of any Target Group Company’s business or assets, or the sale of any shares in any Target Group Company to, or the merger of any Target Group Company with, any Person other than Buyer;

f)
Enter into or amend any employment, pension, retirement, profit sharing, deferred compensation, consultant, bonus, or similar plan or agreement in respect of any of its shareholders or other employees, or increase the current level of contributions to any such plan now in effect;

g)
Acquire, consolidate or merge with any other company, corporation, or association, or acquire, other than in the ordinary course of business, any assets of any other company, corporation, or association;

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h)
Mortgage, pledge, or subject to a lien or any other Encumbrance, any of their assets, dispose of any of their assets, incur or cancel any debts or claims, or increase the current level of compensation or benefits payable to its members or employees except in the ordinary course of their business as heretofore conducted, or take any other action not in the ordinary course of their business as heretofore conducted, or incur any material obligation, or enter into any material contract except as provided for in this Agreement;

i)	Amend organizational documents, in particular the articles of association of the Target Group Companies or operating agreements;

j)	Take any material shareholders’ resolutions, including with respect to reorganization, dissolution or liquidation;

k)
Enter into or amend any agreements involving annual payment obligations in excess of EUR 30,000 (in words: thirty thousand Euro) in the individual case, except for any supply agreements entered into in the ordinary course of business consistent with past practice;

l)	Enter into any loan agreements with a party other than another Target Group Company exceeding a principal amount of EUR 30,000 (in words: thirty thousand Euro) in the individual case;

m)	Make any capital expenditures in excess of EUR 50,000 (in words: fifty thousand Euro) in the individual case;

n)	Acknowledge (anerkennen) any claims exceeding EUR 5,000 (in words: five thousand Euro) in the individual case;

o)	Enter into any settlement agreement (Vergleich) with a value in dispute exceeding EUR 5,000 (in words: five thousand Euro) in the individual case;

p)	Appoint or dismiss any managing directors (Geschäftsführer) or directors of the Target Group Companies, except for dismissal for cause (aus wichtigem Grund) or as provided for in Section 12; and

q)
To the extent it may affect or relate to the Target Group Companies: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return, except as required by applicable Laws; (iii) change any method of accounting for Tax purposes; (iv) (except for the introduction of the Short Fiscal Year) change any annual Tax accounting period, or (v) enter into an contractual obligation or request any binding ruling in respect of Taxes with any governmental authority.

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22.3
Buyer is aware that the insurance coverage for the Target Group Companies is provided by Seller’s umbrella insurances (Konzern-Policen). Seller shall continue to insure the Target Group Companies under Seller’s umbrella insurances on the substantially same terms and conditions as at the Signing Date until the Closing Date. Buyer is further aware that such insurance coverage will cease as of the Closing Date, except to the extent the respective insurance terms provide for occurrence based protection for matters, causes or events occurring prior to or on the Effective Date. Seller herewith undertakes to provide the Buyer within 14 days after the Signing Date with a complete list setting forth all matters for which the Target Group Companies are protected under Seller’s umbrella insurance occurrence based policies for matters, causes or events occurring prior to or on the Closing Date. Buyer is aware that as from Closing the Target Group Companies are responsible for obtaining adequate insurance coverage on a stand-alone basis. Seller shall reasonably assist Buyer and the Target Group Companies to obtain such insurance coverage in time.

23.	Further Assurances

23.1
Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions contemplated by this Agreement.

23.2
The Parties shall, and shall cause their respective Affiliates to, reasonably cooperate to prevent any of the Subsidies from being revoked, withdrawn, terminated, reduced or not granted in full or in part as a result of the Transactions contemplated by this Agreement and take all actions required prior to Closing to satisfy any existing reporting or notification obligations with regard to the Subsidies which may arise as a result of the Transactions contemplated by this Agreement.

23.3
SerEnergy as seller and FES as purchaser have entered into a “Patent and IP Purchase and Transfer Agreement” dated 17 December 2018. The agreement provides that SerEnergy shall be entitled to a purchase price premium (Kaufpreisaufschlag) if a third party acquires more than 25% of the shares in FES (the “Investor Entry”). Such purchase price adjustment (the “IP Transfer Earn-out”) will be triggered by the consummation of the transactions contemplated hereunder. The Buyer undertakes to ensure that SerEnergy and FES will comply with the terms of the Patent and IP Purchase and Transfer Agreement. The Parties agree that the Taxes triggered by the IP Transfer Earn-out at the level of the Target Companies relate to the period prior to the Effective Date (including for claims under Section VII (Tax Matters)) and shall therefore be included in the Effective Date Balance Sheet as Tax liability to the extent these Taxes are not settled prior to the Effective Date and shall, accordingly, be included in the Effective Date Financial Debt. Seller undertakes to contribute the amount of such Taxes in cash to SerEnergy prior to or on the Scheduled Closing Date and the cash amount from the contribution shall, accordingly, be included in the Effective Date Cash.

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23.4
Seller and the Target Companies acknowledge that Buyer is a U.S. public company with its shares listed on Nasdaq Capital Market and subject to various reporting, disclosure and filing requirements under Law. Seller and the Target Companies covenant and agree to cooperate with Buyer’s reasonable requests in order to prepare the pro forma financial statements and historical financial statements of the Target Companies for the periods required to be filed by Buyer with the SEC, in connection with Buyers’ obligations to report the Transaction on a Current Report on Form 8-K or in connection with any registration statement filed by Buyer, or as otherwise required by Law. Seller shall, and shall cause the Target Companies to, obtain from the registered accounting firm that audited the historical financial statements of the Target Companies to deliver all required consents for the inclusion of such historical financial statements in any filings made by Buyer. Seller and the Target Companies acknowledge that the filings described in this Section 23.4 necessitate timely cooperation, including cooperation in the performance of incremental audit procedures necessary, by Seller and the Target Companies to facilitate the execution and filing of an auditor’s consent. Seller and the Target Companies covenant and agree to promptly cooperate from and after the date hereof including following the Closing to facilitate such actions and to supply the requested information as described in this Section 23.4. Buyer shall reimburse Seller and the Target Companies for any reasonable out-of-pocket costs incurred in providing the cooperation described in this Section 23.4.

24.	Post-Closing Covenants

24.1	Post-Closing registrations with the Danish Business Authority

Following the Closing, as soon as reasonably possible Buyer shall use commercially reasonable efforts to achieve that:

a)
Buyer is duly registered as the legal owner (legal ejer) of SerEnergy in the Danish Public Register of Shareholders (Det Offentlige Ejerregister) and that the ultimate owner(s) of SerEnergy are duly registered as such (reelle ejere) in the Danish Public Register of Shareholders (Det Offentlige Ejerregister) within the applicable time limits provided by law; and

b)
to the extent that any Leaving Function Holder resigns from his or her positions with SerEnergy at Closing, one or more extraordinary general meeting(s) or meetings of the board of directors, as applicable, of SerEnergy are held in accordance with the organizational documents of SerEnergy in order to elect new directors or officers, as applicable, and that the necessary de-registrations and registrations with the Danish Business Authority (Erhvervsstyrelsen) are conducted within the applicable time limits provided by law.

VII. Tax Matters

25.	Termination of Existing Tax Sharing Agreements

Any and all existing Tax sharing agreements (Steuerumlageverträge) (whether written or not) binding upon the Target Group Companies, if any, shall be terminated as of the Closing Date. After such date neither the Target Group Companies, Seller, nor any of Seller’s Affiliates and their respective representatives shall have any further rights or Liabilities thereunder.

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26.	Tax Representations

Seller represents and warrants (garantiert) to Buyer by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to section 311 (1) BGB within the scope and subject to the remedies and limitations set forth in this Agreement that the statements contained in this Section 26 (the “Tax Representations”) are, taking into account the facts and circumstances set forth in Exhibit 26 (the “Tax Disclosure Schedule”), true and correct as of the Signing Date.

a)
All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Target Group Companies on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects.

b)
All Taxes due and owing by the Target Group Companies (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Target Group Companies.

c)
FES and Seller are part of a fiscal unity for corporate income tax, trade tax and VAT purposes. Except for the fiscal unity between FES and Seller, the Target Group Companies have not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes.

d)
The Target Group Companies keep books of accounts as required by applicable Law, and the application thereof by the competent Taxing Authority, and have sufficient records (including any required transfer pricing documentation) relating to past events during all times prior to and including the Closing Date.

e)	There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Group Companies.

f)
The Target Group Companies have their registered office and place of effective management in the jurisdiction of incorporation, and do not have any permanent establishments (Betriebstätten) outside such jurisdiction, other than a permanent establishment for VAT purposes that FES might have in Denmark, if any.

27.	Tax Indemnification

27.1
Seller shall pay to Buyer an amount equal to any Indemnifiable Tax (the “Tax Indemnification Claim”), provided that Seller shall not be liable vis-à-vis Buyer (and the Tax Indemnification Claim shall be reduced accordingly) if and to the extent:

a)	the respective Tax has been paid or otherwise discharged until the Effective Date; or

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b)	a specific Liability (Verbindlichkeit) or provision (Rückstellung) for the Indemnifiable Tax is included in the Final Effective Date Balance Sheet and has reduced the Consideration.

c)
any Target Group Company, or the tax group or fiscal unity to which such Target Group Company is a member, are entitled to any benefits in the form of Taxes that result directly from the circumstances giving rise to the Indemnifiable Tax and arise for periods or portions thereof beginning on or after the Effective Date, including (without limitation) benefits resulting from the lengthening of any amortization or depreciation periods, a step-up in the Tax basis of assets (e. g. triggered by a mutual agreement procedure – “Verständigungsverfahren”), or the non-recognition of liabilities or provisions for any period prior to the Effective Date (Phasenverschiebung) (herein collectively “Tax Benefits”), it being understood that the present value of the corresponding Tax Benefits shall reduce the Tax Indemnification Claim. The present value shall be calculated on a lump-sum basis taking into account (i) the (expected) reduction of the Tax base, (ii) the Tax rates applicable (or expected to be applicable) in the year in which the respective Tax Benefit arises, and (iii) an applied discount rate of three (3) per cent per annum. If the discount period cannot be determined a period of five (5) years shall be used;

d)
the income resulting in the respective Tax is offset against a loss-carry back or loss carry forward available at the level of the Target Group Companies and generated in periods or portions thereof ending on or before the Effective Date;

e)
the respective Tax results from (i) a change in the exercise of any Tax election right or (ii) the termination of any Tax consolidation scheme or (iii) a corporate reorganisation, in each case of (i) through (iii) with retroactive effect under statutory tax law to periods prior to the Effective Date;

f)	the Buyer has failed to comply with its obligations set forth in Sections 27.3 and 30 and such failure has materially prejudiced the defence of the Seller against the relevant Tax; or

g)
the amount of Taxes is recovered or could be recovered under a fully valid and enforceable claim from a third party (other than any officer of employee of the Target Group Companies, the Buyer or any of their Affiliates), including under an insurance policy in force on the Signing Date.

27.2
Any amounts payable to Buyer under this Section 27 shall be payable and due within ten (10) Business Days after the Seller has been notified by the Buyer about the amount payable and the date on which the Tax is due by providing a copy of the Tax assessment notice, if available, but not prior to five (5) Business Days prior to the day on which the respective Tax is due for payment by the Target Group Company to the competent Taxing Authority even if the assessment does not yet have binding effect (formelle Bestandskraft).

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27.3
As from the Closing Date, Buyer shall cause the Target Group Companies to prepare and file, when due, all Tax returns required to be filed by or on behalf of the Target Group Companies with respect to any taxable period ending before or including the Effective Date. The Buyer shall provide, or cause to be provided, drafts of such Tax returns, excluding preliminary Tax returns and Tax returns filed on a monthly basis, to the Seller not later than four (4) weeks before the relevant filing date. All such Tax returns and any amendments to any Tax returns filed by the Target Group Companies which relate to any period prior to or including the Effective Date shall require the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. If and to the extent that the Parties fail to reach an agreement thereon, the Target Group Companies shall file or amend the Tax returns in their free discretion (to the extent legally permissible). If, after the Closing Date, any Taxing Authority informs the Buyer or any Target Group Company of a Relevant Tax Matter or any other matter which could otherwise reasonably be expected to have an impact on the Seller’s Tax position, or if the Buyer or any Target Group Company otherwise becomes aware of a Relevant Tax Matter, the Buyer shall notify the Seller of such matter. The Buyer’s notice shall be given within fifteen (15) Business Days after the Buyer or the relevant Target Group Company has received the relevant information or knowledge, or at any earlier date if required to enable the Seller to participate in any Tax audit or to review the relevant Tax assessment within the applicable period available for an appeal or other legal remedy. If the Buyer has reason to believe that a payment is to be made by the Seller pursuant to Section 27.1, such notice shall state the amount of the alleged Tax Indemnification Claim and include evidence reasonably necessary to determine the fact, amount and payment of such claim to the extent already known and available.

28.	Tax Refunds

28.1
Buyer shall pay to Seller any Tax Refunds received after the Effective Date by the Target Group Companies for the time period (Zeitraum) prior to and including the Effective Date, except to the extent the respective claim for a Tax Refund is shown in the Final Effective Date Balance Sheet.

28.2
Buyer shall pay to the Seller an amount equal to any unused Tax liability (Steuerverbindlichkeit) or Tax provision (Steuerrückstellung) of any of the Target Group Companies as shown in the Final Effective Date Balance Sheet which may be dissolved after Closing, except to the extent

a)	such Tax liability or Tax provision has been set off against any Indemnifiable Tax. Buyer shall be entitled to set off any other Buyer Claim against such payment obligation; or

b)
the Buyer or the Target Group Companies have an obligation arsing from actions, measures or omissions taken by the Target Group Companies or Seller or any of its Affiliates prior to or on the Effective Date to forward such amounts to a third party.

28.3
Seller shall not have a claim under Sections 28.1 or 28.2 if and to the extent the circumstances giving rise to the Tax Refund or to the fact that the Tax liability or Tax provision is not used to set off any Indemnifiable Tax or any Buyer Claim is not set off against the respective payment claim results in a tax disadvantage for the Buyer, the Target Group Companies, or the tax group or fiscal unity to which such Target Group Company is a member, for the period starting on or after the Effective Date; the principles set out in Section 27.1c) shall apply mutatis mutandis.

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28.4
Buyer shall notify Seller in writing and without undue delay (unverzüglich) of any relevant decision by the Taxing Authority. Any amounts payable to Seller pursuant to this Section 28 shall be due and payable within five (5) Business Days after the relevant decision of the Taxing Authority has been taken, provided, however, that any amounts payable to Seller pursuant to Section 28.2 shall not be due and payable prior to expiry of five (5) years after the Closing or, if later, the last Buyer Claim has been satisfied or become time-barred.

29.	As if-Assessment, Pro-Rata Share and Treatment of Payments

29.1
In the event Taxes relate to a Tax period beginning before the Effective Date and ending thereafter, such Tax period shall deemed to be split in one Tax period ending on the Effective Date and another Tax period starting after the Effective Date for the purpose of determining claims under this Section VII (Tax Matters).

29.2
All payments to be made by Seller to Buyer or by Buyer to Seller under this Agreement shall constitute a reduction or an increase in the Consideration for Tax purposes, as the case may be. If and to the extent payments are made by Seller directly to the Target Group Companies, such payments shall be construed and deemed as contributions (Einlagen) made by Buyer into the Target Companies and shall be treated as a reduction of the Consideration as between the Parties.

30.	Cooperation on Tax Matters

30.1
The Buyer and the Seller shall, and shall ensure that the Target Group Companies, their respective employees and advisors, including the employees and advisors of Seller, fully cooperate with each other in connection with any Relevant Tax Matter, including but not limited to the filing of any Tax Return, the conduct of any inquiry, examination, audit, investigation, negotiation, dispute, appeal, litigation or mutual agreement procedures (Verständigungsverfahren).

30.2
The Buyer shall, and shall ensure that any Target Group Company follow any reasonable instructions of the Seller in respect of any Relevant Tax Matter. In particular, and without prejudice to the aforementioned the Buyer shall

a)
not cause or permit any of the Target Group Companies to take any action on or after the Closing Date (including, without limitation, the making or changing of any Tax election, the amendment of any Tax Return or the taking of any Tax position on any Tax Return) that could give rise to (or increase) any Tax Indemnification Claims or that could reduce potential Tax Refunds without the Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed;

b)
keep and make available to the Seller, and instruct that the Target Group Companies will keep and make available to the Seller, all books, records and information to the extent relating to any Relevant Tax Matter in accordance with, and during the periods required under statutory law (and to the extent such books, records and information might be of relevance for the Relevant Tax Matter, until the relevant Tax has become final and binding and can no longer be amended);

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c)
provide, or instruct the Target Group Companies to provide, to the Seller and its advisors, upon the Seller’s request, copies of all relevant documents or other information and permit, or instruct the Target Group Companies to permit, the Seller and its Representatives to have access, during regular business hours and upon reasonable advance notice, to the premises, employees and books and records of the Target Group Companies, to the extent relating to a Relevant Tax Matter;

d)
permit, or instruct the Target Group Companies to permit, the Seller and its advisors to participate at their sole discretion, in all current and future Tax proceedings relating (wholly or partly) to a Relevant Tax Matter in such a way that the Buyer, the Seller and the Target Group Company shall mutually agree on the defence of a Relevant Tax Matter;

e)
challenge and litigate, and instruct the Target Group Companies to challenge, to litigate and to enter into mutual agreement procedures (Verständigungsverfahren), at the request of the Seller and according to the Seller’s instructions, any Tax assessment relating to a Relevant Tax Matter; and

f)
not accept, compromise, dispose of or settle, and instruct that none of the Target Group Companies accepts, compromises, disposes of or settles, any Tax proceedings or Tax assessment relating to a Relevant Tax Matter without the Seller’s prior written consent; such consent not to be unreasonably withheld, conditioned or delayed.

30.3
The Seller shall reasonably consider the interest of Buyer and the Target Group Companies when defending a Relevant Tax Matter and using its rights under this Agreement. The Seller shall bear all costs incurred in connection with the defence of the Relevant Tax Matter or the cooperation rights of the Seller under this Section 30.

31.	Survival

Claims under this Section VII (Tax Matters) shall be time-barred upon expiration of six (6) months after the ultimate, final and binding assessment of the relevant Tax. However, Seller’s rights under Section VII shall not be time-barred before the expiration of six (6) months after Seller has been notified by Buyer about the circumstance giving rise to a claim of Seller.

VIII. Indemnification

32.	Indemnification by Seller

Subject to the other terms and conditions of this Section 32, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Target Group Companies) (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

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a)
the dissolution (Auflösung) or liquidation (Liquidation) of Meyer & fischer eco solutions GmbH, a limited liability company incorporated under the Law of Germany, having its registered seat in Papenburg, registered with the commercial register of the local court of Osnabrück under no. HRB 206613, with business address at Deverhafen 2, 26871 Papenburg, Germany, in which FES as at the Signing Date holds fifty percent (50%) of the shares;

b)	the dissolution or liquidation or any other similar instrument available under applicable Law for winding up any SerEnergy Subsidiary;

c)
any disputes and legal proceedings with Target Group Companies involved, including, but not limited to, potential disputes in connection with (i) potentially or allegedly defective fuel cells supplied to customer SMART Communications, Inc. or the installation of fuel cells manufactured and delivered to the customer Globe Communication, Inc., in both cases, however, only to the extent no sufficient reserves have been made in the Effective Date Balance Sheets (which shall be included in the Effective Date Financial Debt); (ii) the settlement agreement between SerEnergy and Lange Research Aircraft GmbH of 21 June 2016 and/or (iii) the memorandum of understanding between FES and Shin-Etsu entered into as of 23 June 2016;

d)	any potential irregularities in the accounts for the financial statements 2020 of SerEnergy Philippines, Incorporated;

e)
the presence, release or threatened release of any Hazardous Substances as set out in section 17.20.1 and section 17.20.2 of the Disclosure Schedule, regardless of whether the contamination set forth in in section 17.20.1 and section 17.20.2 of the Disclosure Schedule was caused by any Target Group Company, a prior owner or former user of the Real Property, or any other Person whatsoever;

f)
any penalty payments relating to non-compliance with applicable data privacy law by any Target Group Company, in particular with regard to (i) Target Group Companies not having concluded mandatory data protection agreements with service providers, employees, banks or any other third party, and/or (ii) the lack of other mandatory documentation required under the General Data Protection Regulation and the Danish Data Privacy Act, in each case if and to the extent such non-compliance existed to Seller’s Knowledge on the Closing Date;

g)	the dismissal of employees in connection with the restructuring of SerEnergy’s sales and marketing department in September 2020;

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h)
any Action by any Governmental Authority as may be taken against SerEnergy from time to time alleging a potential breach of applicable Laws by the cooperation agreement between SerEnergy and Foresight Energy Co., Ltd. signed by the parties on 26 September/14 October 2020, if applicable.

IX. Miscellaneous

33.	Expenses

The costs for the notarization of this Agreement, all stamp duties, transfer Taxes and similar levies, all administrative and court fees associated with the consummation of this transaction (in particular, fees related to the German FIC Clearance and, if required, Danish foreign investment clearance) shall be borne by Buyer. All other costs and expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including the fees for its advisors.

34.	Notices

Any notice (“Notice”) hereunder shall be made in the English language, in writing and given by personal delivery, by commercial overnight delivery service, or by certified mail, postage prepaid, return receipt requested, or by email including a document with a signature, at the following address:

If to Seller:	F.E.R. fischer Edelstahlrohre GmbH Im Gewerbegebiet 7, 77855 Achern Germany Email: bjoern.weber@fischer-group.com Attention: Mr. Björn Weber, Managing Director, CFO with a copy (which shall not constitute a Notice) to:
Ernst & Young Law GmbH Rechtsanwaltsgesellschaft Steuerberatungsgesellschaft
Mergenthaler Allee 3-5, 65760, Eschborn/Frankfurt a.M., Germany
Email: Felix.von.Bredow@de.ey.com
Attention: Dr. Felix von Bredow

If to Buyer:	Advent Technologies Holdings, Inc. 200 Clarendon Street Boston, MA 02116 Email: jcoffey@advent.energy Attention: James F. Coffey, Chief Operating Officer and General Counsel

with a copy (which shall not constitute a Notice) to:
Gleiss Lutz Hootz Hirsch PartmbB Rechtsanwälte, Steuerberater
Taunusanlage 11
D-60329 Frankfurt am Main
Email: cornelia.topf@gleisslutz.com; christian.cascante@gleisslutz.com
Attention: Dr. Cornelia Topf / Dr. Christian Cascante

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Each Notice shall be effective upon receipt (Zugang) which shall be deemed to have occurred (i) if personally served, upon such service, (ii) if sent by commercial overnight delivery service, upon the next Business Day following such sending, (iii) if mailed, forty-eight (48) hours following the first attempt of the postal service to deliver same, (iv) if sent by email upon transmission, provided that the Person sending the email shall not have received an out-of-office reply or a failure notice or (v) if otherwise transmitted, if acknowledged in writing by all other Parties to this Agreement.

35.	Notice Changes

Any Party may, by like Notice at any time and from time to time, designate a different address to which Notices shall be sent.

36.	Severability

Should any individual provision of this Agreement be or become in whole or in part invalid or infeasible, or should there be an omission in this Agreement, this shall indisputably (unwiderlegbar) not affect the validity or feasibility of the remaining provisions, without any party to this Agreement having to argue (darlegen) and prove (beweisen) the Parties’ intent to uphold this Agreement even without the invalid or infeasible provision or the omission. In place of the invalid or infeasible provision or in order to remedy the omission, the Parties undertake to agree on an appropriate, valid and feasible provision that comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement had they considered the matter at the outset.

37.	Entire Agreement

This Agreement (including its Exhibits and the Disclosure Schedule) constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any Exhibits or the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

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38.	No Set-off

No Party shall be entitled to exercise any right to set-off, retention or other right to refuse performance (Aufrechnung, Zurückbehaltung oder sonstige Leistungsverweigerungsrechte) with respect to any of its payment obligations under or in connection with this Agreement, except in case the underlying rights or claims of the Party have been expressly acknowledged (anerkannt) by the other Party in the form of Section 34 or have been awarded in a legally binding (rechtskräftig) decision in principal proceedings (im Hauptsacheverfahren) by a competent court or arbitral tribunal.

39.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

40.	Amendment and Modification; Waiver

This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto, unless notarization is required in which case such amendments, modifications or supplements have to be notarized. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

41.	Announcements

The Parties have pre-aligned on and Seller has consented to Buyer’s filing of a Notice of Sale of Securities on Form D and a Current Report on Form 8-K to be made pursuant to Section  13 or 15(d) of the Securities Exchange Act of 1934, which shall include a copy of this Agreement as an exhibit, as well as an accompanying press release, concurrently with the execution of this Agreement. The Parties undertake that without the written consent of the other Party neither Party shall make any public announcement regarding this Agreement or any part of its content or the transactions contemplated hereunder, unless required by applicable law, regulation  or stock exchange rules applicable to the respective Party. If legally permissible, at least five (5) Business Days prior to any permitted press release the Party wishing to make the announcement shall notify the other Parties thereof in writing, provide to the other Parties the proposed wording and take any requests of the other Parties into due consideration.

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42.	Governing Law

This Agreement shall be construed in accordance with, and governed by, German Law, excluding the German conflict of Law rules and excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

43.	Submission to Jurisdiction

All disputes arising out of or in connection with this Agreement (including the breach, termination or validity thereof) shall be finally settled, without recourse to the ordinary courts of Law, by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (Deutsche Institution für Schiedsgerichtsbarkeit e.V.), as amended from time to time. The arbitral tribunal shall be comprised of three (3) arbitrators. The seat of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitration shall be English. Documents originating in the German language may be submitted in the German language and without an English translation. The right to obtain injunctive relief (vorläufigen Rechtsschutz) before state courts shall not be excluded.

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EXHIBIT A (DEFINITIONS CROSS-REFERENCE TABLE)

1.	Definitions

In this Agreement, the following terms shall have the following meanings:

“Affiliate”
means any Person or entity that controls, is controlled by, or is under common control with, such Person or entity. As used in this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person or entity, whether through (i) ownership of voting securities or other interests, (ii) the ability to appoint a majority of the board of directors (or other similar body in respect of an entity that is not a corporate body), or (iii) contract or otherwise.

“AktG”	means the German Stock Corporation Act (Aktiengesetz).

“BGB”	means the German Civil Code (Bürgerliches Gesetzbuch).

“Business Day”	means any day other than a Saturday or Sunday on which banks are open for business in Frankfurt am Main, Germany, Copenhagen, Denmark and Boston, USA.

“Code”	means the U.S. Internal Revenue Code.

“Compliance Case”
means any (i) criminal conduct (Straftat) under applicable Laws, or (ii) non-criminal offenses (Ordnungswidrigkeit) or similar concepts under non-German laws) under applicable (w) anti-corruption laws, (x) sanctions, (y) laws regarding money laundering (Geldwäsche) or (z) antitrust laws.

“DKK”	means Danish Krone or Danish Kroner.

“Environmental Law”
means any Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, occupational and general safety, the existence, use, handling, generation, manufacturing, distribution, collection, transportation, storage, disposal, clean-up or release of Hazardous Substances, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes.

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“EUR”	means Euro or Euros.

“Exchange Rate”
means the exchange rate of the relevant currency versus the Euro as determined by the European Central Bank on its website at https://www.ecb.europa.eu/stats/policy_and_exchange_rates/euro_reference_exchange_rates/html/index.en.html as published (i) for the relevant date if the relevant date is a Business Day, or (ii) for the last Business Day prior to the relevant date if the relevant date is not a Business Day.

“Hazardous Substances”
means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance identified or designated as hazardous substance or hazardous material under any applicable law or with respect to which any Environmental Law or governmental authority requires environmental investigation, regulation, monitoring, or remediation.

“HGB”	means the German Commercial Code (Handelsgesetzbuch).

“Indemnifiable Tax”
means (i) any damages arising from a breach of any representation in Section 26 (except for damages caused by a decrease in tax loss carry forwards available at the Effective Date) and (ii) any Taxes imposed on or payable by the Target Group Companies and (a) relating to the time period (Zeitraum) prior to and including the Effective Date or (b) resulting from actions taken on or prior to the Effective Date or (c) resulting from the PLTA or its consummation in periods after the Effective Date.

“Laws”
shall mean any German, US, Danish or other federal, state, regional, county and local law, statute, ordinance (Verwaltungsvorschrift), legally binding rule, directive or regulation (rechtlich bindende technische Norm oder Regelwerk), code, judgment, constitution, principle of common law, edict, treaty, ruling or directive or similar regulation of general applicability of any governmental authority or stock exchange rules.

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“Material Adverse Effect”
shall mean any change, event or occurrence that has had or is reasonably likely to have (i) a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Buyer and its subsidiaries, taken as a whole, or (ii) a material adverse effect on Buyer’s ability to perform its obligations under, or consummate any of the transactions contemplated by, this Agreement, except to the extent that any such change, event or occurrence results from or arises out of changes occur-ring in general legal, regulatory, political, economic or business conditions or changes in GAAP or interpretations thereof occurring after such date that, in each case, generally affect Buyer’s industry and have not had or would not be reasonably likely to have a disproportionate effect on Buyer and its subsidiaries compared to other participants in such industry.

“Person”
shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organisation, governmental authority or other entity.

“Product Safety Law”
means any Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation of products’ properties, materials, design, manufacture, distribution, sale and resale, and the ability to be safe for intended use and foreseeable misuse.

“Relevant Tax Matter”
means any current or future proposed audit, assessment, dispute or other circumstance, in each case relating to any matter which could give rise to (or increase) a Tax Indemnification Claim, a claim of the Seller under Section VII (Tax Matters).

“Seller Group”	means Seller and its Affiliates, except for the Target Group Companies.

“Seller Group Company”	means any member of Seller Group.

“SHL Receivables”	Shall have the meaning as defined in the SHL Receivables Sale and Transfer Agreement.

“Signing Date”	means the date of this Agreement.

“StGB”	means the German Criminal Code (Strafgesetzbuch).

“Tax or Taxes”
means (i) any taxes (Steuern) and auxiliary levies (steuerliche Nebenleistungen) as defined in section 3 of the German Fiscal Code (Abgabenordnung) and equivalent taxes and levies under foreign Law, (ii) any other levies or duties (Abgaben) under German or foreign Law, including (but not limited to) customs duties and social security contributions, (iii) any obligation to repay public allowances (Zulagen) or subsidies (Beihilfen), (iv) administrative fines, (v) secondary Liability (Haftungsschulden) for any of the aforementioned items, (vi) any Liability for payment of amounts referred to in clauses (i) through (v), in particular as a result of any tax sharing, tax indemnity or tax allocation agreement and (vii) in each case together with any interest, penalty, fine or addition thereto.

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“Taxing Authority”	means any competent governmental authority in charge of imposing or collecting any Tax.

“Tax Refund”	means any repayment of any Tax, received in cash or by way of set-off with any other Tax Liability.

“VAT”
means (i) any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added Tax (EC Directive 2006/112) and (ii) any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in (i) above, or imposed elsewhere.

“ZPO”	means the German Code of Civil Procedure (Zivilprozessordnung).

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2.	List of Definitions

The following terms have the meanings set forth in the location in this Agreement referenced below:

Actions	33
Adjustment Amount	14
Advent	4
Affiliate	61
Agreed Share Value	9
AktG	61
Ancillary Agreements	19
AWG	20
AWV	20
Base Amount	8
BGB	61
BMWi	20
Business	5
Business Day	61
Buyer	4
Buyer Claims	38
Buyer Indemnitees	55
Buyer Warranties	44
Buyer’s Account	15
Cap	42
Cap Cash Portion	42
Cap Share Portion	42
Cash Consideration	8
Closing	22
Closing Actions	22
Closing Conditions	20
Closing Date	22
Closing Memorandum	24
Code	61
Common Stock	44
Company Intellectual Property	31
Company IP Registrations	30
Compliance Case	61
Consideration	8
Consideration Shares	9
Continued Intra-Group Agreements	19
Danish FIC Clearance	21
Data Room	40
Data Room Documents	40
De Minimis Amount	42
Deductible Amount	42
Disclosure Schedule	25
Discontinued Intra-Group Agreements	19
DKK	61
Effective Date	7
Effective Date Balance Sheet	10
Effective Date Cash	9
Effective Date Financial Debt	9
Effective Date Working Capital	9
Employee Benefits	36
Encumbrance	7
Environmental Law	61
Estimated Consideration	8
EUR	62
Exchange Act	45
Exchange Rate	62
Fair Market Value Equivalent of the Consideration Shares	8
Fairly Disclosed	40
FES	4
FES Shares	4
Final Effective Date Balance Sheet	13
Financial Statements	27
Fundamental Buyer Warranties	46
Fundamental Warranties	43
Fundamental Warranty Cap	43
Fundamental Warranty Cap Cash Portion	43
Fundamental Warranty Cap Share Portion	43
German FIC Clearance	20
Hazardous Substances	62
HGB	62
HGB Financial Statements	16
Indemnifiable Tax	62
Information Technology Systems	31
Insurance Policies	33
Intellectual Property	30
Investor Entry	49
IP Transfer Earn-out	49
Key Employees	36
Knowledge of Seller	25
Laws	62
Leased Real Property	29
Leaving Function Holders	19
Loss Compensation Amount	17
Losses	38
Material Adverse Effect	63
Material Contracts	28

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Maximum Value Equivalent of the Consideration Shares	9
Neutral Expert	11
Notice	57
Owned IP Rights	30
Owned Real Property	29
Parties	4
Party	4
Pension Commitments	36
Permits	33
Person	63
PLTA	15
PLTA Termination Agreement	16
PLTA Termination Resolutions	16
Preferred Stock	45
Preliminary Cash Consideration	8
Preliminary Consideration	8
Product Safety Law	63
Profit Transfer Amount	17
Property Lease Agreement	19
PWC	11
Real Property	29
Relevant Tax Matter	63
Retained Portion of the SHL 1 Receivable	17
Scheduled Closing Date	22
Seller	4
Seller Group	63
Seller Group Company	63
Seller Warranties	25
Seller’s Account	15
Seller’s Knowledge	25
Seller’s Securities	18
SerEnergy	4
SerEnergy Shares	4
SerEnergy Subsidiaries	5
Share Consideration	8
Shareholder Loans	5
Shares	4
SHL Agreements	5
SHL Receivables	5, 63
SHL Receivables Purchase Price	14
SHL Receivables Sale and Transfer Agreement	23
Short Fiscal Year	15
Signing Date	63
StGB	63
Subsidiary Interest	5
Subsidies	35
Target Companies	4
Target Group	5
Target Group Companies	5
Target Group Company	5
Target Working Capital	10
Tax Benefits	52
Tax Disclosure Schedule	51
Tax Indemnification Claim	51
Tax or Taxes	63
Tax Refund	64
Tax Representations	51
Tax Returns	51
Taxing Authority	64
Third Party Claim	41
Transactions	5
Transfer Conditions	7
Transitional Services Agreement	19
VAT	64
Working Capital Adjustment	8
ZPO	64

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Exhibit B (List of Exhibits)

Exhibit (E)	Subsidiaries	5
Exhibit (G)	SHL Agreements	5
Exhibit A	Definitions Cross-Reference Table	6
Exhibit B	List of Exhibits	6
Exhibit C	List of sections of the Disclosure Schedule	6
Exhibit 6.1.7	Limitations to Sell Consideration Shares	9
Exhibit 6.1.8	Sample Calculations Consideration	9
Exhibit 6.2	Definition of Effective Date Cash, Effective Date Financial Debt, Effective Date Working Capital	9
Exhibit 6.3.1b)aa)	Accounting Policies	10
Exhibit 9.1.4	PLTA Termination Agreement	16
Exhibit 9.1.5	PLTA Termination Resolutions	16
Exhibit 10	Seller’s Securities	18
Exhibit 11	Continued Intra-Group Agreements	19
Exhibit 12.1	Leaving Function Holders	19
Exhibit 12.2	Managing Directors	19
Exhibit 13a)	Transitional Services Agreement	19
Exhibit 13b)	Property Lease Agreement	19
Exhibit 14	Stand-alone business conduct	20
Exhibit 16.2i)	SHL Receivables Sale and Transfer Agreement	23
Exhibit 16.2m)	PoA Seller Voting Rights	24
Exhibit 16.3.2	Closing Memorandum	24
Exhibit 17.1.1	Disclosure Schedule	25
Exhibit 17.10	Interim financial results YTD 2021	27
Exhibit 26	Tax Disclosure Schedule	51

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EXHIBIT C (LIST OF SECTIONS OF THE DISCLOSURE SCHEDULE)

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Project Fenway
Execution Version

Exhibit 6.1.7

Conditions for sale of the Consideration Shares by Seller

1.	All terms not defined herein shall have the meaning set forth in the Share Purchase Agreement.

2.
The Buyer agrees that it shall file a registration statement or amend an existing registration statement on Form S-1 (together, the “Registration Statement”) registering the resale of all of the Consideration Shares, within thirty (30) calendar days following the Closing Date; provided, in the event that Buyer needs additional time (i) to obtain auditor consents, (ii) to prepare financial statements or (iii) to otherwise prepare the Registration Statement, due to changes in Law or stock exchange regulations or guidance from the SEC that, in each case, become effective or are issued after the Closing, Buyer shall be permitted to delay the filing of such Registration Statement but shall use commercially reasonable efforts to submit the Registration Statement as promptly as practicable thereafter.  Buyer shall use commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable thereafter, and in any event within 60 (sixty) days following the filing date. The Buyer and the Seller agree that neither the timing of the SEC determination that the Registration Statement will not be subject to review nor the timing of the effectiveness of the Registration Statement is controlled by the Buyer, and the Buyer shall not be subject to any liability in the event that the SEC review process takes longer than 60 (sixty) calendar days, provided that the Buyer has made its commercially reasonable efforts to have the Registration Statement declared effective within 60 (sixty) calendar days following the filing date.

3.
In the event that the Registration Statement is on or near the Buyer’s fiscal quarter end, the Buyer and the Seller understand that filing the Registration Statement may not be able to be done within thirty (30) calendar days of the Closing Date, provided that the Buyer shall submit the Registration Statement as promptly as practicable, but in no event later than sixty (60) calendar days after the Closing Date (subject to the proviso in the first sentence of Section 2 above).

4.
The Buyer agrees that the Buyer will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) for the resale of all of the Consideration Shares to remain effective until the earlier of (i) one year from the issuance of the Consideration Shares, (ii) the date on which the Seller ceases to hold any of the Consideration Shares covered by such Registration Statement, or (iii) on the first date on which the Seller can sell all of its Consideration Shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) without limitation as to the manner of sale or the amount of such securities that may be sold. The Seller agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the Consideration Shares to the Buyer upon request to assist the Buyer in making the determination described above. Seller shall furnish in writing to the Buyer such information regarding the Seller, the securities of the Buyer held by the Seller and the intended method of disposition of the Consideration Shares as shall be reasonably requested by the Buyer to effect the registration of the Consideration Shares, and shall execute such documents in connection with such registration as the Buyer may reasonably request that are customary of a selling stockholder in similar situations. If the SEC prevents the Buyer from including any or all of the Consideration Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Buyer’s securities by Seller, the Buyer shall use reasonable best efforts to register such Consideration Shares as promptly as practicable thereafter when permitted.

Project Fenway
Execution Version
5.
The Seller agrees to indemnify and hold the Buyer, and the officers, employees, directors, partners, members, attorneys and agents of the Buyer, each person, if any, who controls the Buyer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Buyer within the meaning of Rule 405 under the Securities Act (collectively, the “Buyer Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by the Buyer Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Consideration Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Buyer by the Seller expressly for use therein. Notwithstanding the foregoing, the Seller’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Seller (which consent shall not be unreasonably withheld, delayed or conditioned).

6.
The Buyer agrees to indemnify and hold the Seller, each person, if any, who controls Seller within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Seller within the meaning of Rule 405 under the Securities Act (collectively, the “Seller Indemnified Parties”), harmless against any and all Losses incurred by the Seller Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Consideration Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Buyer by the Seller expressly for use therein. Notwithstanding the foregoing, the Buyer’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

Project Fenway
Execution Version
7.
The Buyer may delay filing or suspend the use of any such registration statement if it determines that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Buyer or would require premature disclosure of information that could materially adversely affect the Buyer (each such circumstance, a “Suspension Event”); provided, that the Buyer shall use commercially reasonable efforts to make such registration statement available for the sale by the Seller of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Buyer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Seller agrees that it will (i) immediately discontinue offers and sales of the Consideration Shares under the Registration Statement until the Seller receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Seller that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Buyer unless otherwise required by applicable law. If so directed by the Buyer, the Seller will deliver to the Buyer or destroy all copies of the prospectus covering the Consideration Shares in the Seller’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Consideration Shares shall not apply to (i) the extent the Seller is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide preexisting document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

8.
The Buyer shall bear all expenses in connection with the filing of the Registration Statement. It is acknowledged by the Seller that the Seller shall bear all incremental selling expenses relating to the sale of Consideration Shares, such as all underwriters’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Seller.

Exhibit 9.1.5 – PLTA Termination Resolutions

Niederschrift über eine Beschlussfassung der Gesellschafter der

Minutes of a Partners' Resolution of

fischer group SE & Co. KG

im Wege des Umlaufverfahrens

by Circulation Procedure

I. Vorbemerkungen

Die fischer group Verwaltungs SE mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter Nr. HRB 724402 ist die alleinige persönlich haftende Gesellschafterin (Komplementärin) der fischer group SE & Co. KG mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter Nr. HRA 220538 (die „**Gesellschaft**"). Alleinige Kommanditisten der Gesellschaft sind Johann (gen. Hans) Fischer, Hans-Peter Fischer, Roland Fischer und Michaela Behrle.

Gemäß § 7 Abs. 6 lit. (a) Satz 2, sechster Spiegelstrich des Gesellschaftsvertrages der Gesellschaft bedarf die Verfügung über Beteiligungen an Unternehmen sowie die Aufhebung von Ergebnisabführungsverträgen der Zustimmung der Gesellschafterversammlung. .

I. Preliminary Remarks

fischer group Verwaltungs SE with registered office in Achern, registered with the commercial register of the local court of Mannheim under no. HRB 724402 is the sole personally liable partner (general partner) of fischer group SE & Co. KG with registered office in Achern, registered with the commercial register of the local court of Mannheim under no. HRA 220538 (the "**Partnership**"). The Partnership's sole limited partners are Johann (gen. Hans) Fischer, Hans-Peter Fischer, Roland Fischer and Michaela Behrle.

Pursuant to § 7 (6) lit. (a) sentence 2, sixth bullet of the Partnership Agreement, any disposal over participations in enterprises as well as the cancellation of profit pooling agreements requires the approval of the partners' meeting.

II. Gesellschafterbeschlüsse

Unter Verzicht auf alle gesetzlichen und gesellschaftsvertraglichen Formen und Fristen der Einberufung und Abhaltung von Gesellschafterversammlungen beschließen sämtliche Gesellschafter der Gesellschaft, nämlich die fischer group Verwaltungs SE als persönlich haftender Gesellschafter und Johann (gen. Hans) Fischer, Hans-Peter Fischer, Roland Fischer und Michaela Behrle als sämtliche

II. Partners' Resolutions

Waiving the observance of all requirements, as prescribed by law and the Partnership Agreement, concerning form and notice periods for calling and holding of a partners' meeting, the sole partners of the Partnership, namely fischer group Verwaltungs SE as the general partner and Johann (gen. Hans) Fischer, Hans-Peter Fischer, Roland Fischer and Michaela Behrle as all limited partners,

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Kommanditisten hiermit im Umlaufverfahren was folgt:

1. Hiermit stimmen wie dem Verkauf und der Übertragung sämtlicher Gesellschaftsanteile an der fischer eco solutions GmbH und der SerEnergy A/S und/oder deren Tochtergesellschaften (*Zielgesellschaften*) sowie der Veräußerung der entsprechenden an die Zielgesellschaften gewährten Gesellschafterdarlehen an die Advent Technologies Holdings, Inc. zu. Dies gilt insbesondere auch für einen Kaufvertrag, der als Gegenleistung ggf. auch die Gewährung von Aktien an der Advent Technologies Holdings, Inc. vorsieht sowie sämtliche mit dieser geplanten Transaktion in Zusammenhang stehenden Rechtsgeschäfte und Maßnahmen.

2. Ferner stimmen wir hiermit der Aufhebung des Gewinnabführungsvertrages zwischen der F.E.R. fischer Edelstahlrohre GmbH und der fischer eco solutions GmbH zu.

Weitere Beschlüsse werden nicht gefasst.

III.
Verschiedenes

1. Bei einer Abweichung zwischen der deutschen und englischen Fassung dieser Beschlüsse gilt die deutsche Fassung.

2. Diese Beschlüsse unterliegen dem Recht der Bundesrepublik Deutschland.

Die Gesellschafterversammlung der Fischer group SE & Co. KG ist beendet.

herewith resolve as follows by circulation procedure:

1. We hereby consent to the sale and transfer of all shares in fischer eco solutions GmbH and SerEnergy A/S and/or their subsidiaries (*Target Companies*) as well as the divestiture of the corresponding shareholder loans granted to the Target Companies to Advent Technologies Holdings, Inc. This applies, in particular, also to a sale and purchase agreement which provides potentially also for a consideration in stock in Advent Technologies Holdings, Inc. as well as to all legal transactions and measures related to the envisaged transaction.

2. Furthermore, we hereby consent to the cancellation of the profit pooling agreement between F.E.R. fischer Edelstahlrohre GmbH and fischer eco solutions GmbH.

No further resolutions are passed.

III.
Miscellaneous

1. In case of any conflict between the German and English version of these resolutions, the German version shall prevail.

2. These resolutions are governed by the laws of the Federal Republic of Germany.

The partners' meeting of Fischer group SE & Co. KG is closed.

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Execution Version Gesellschafterbeschluss fischer eco solutions GmbH

I.
Präambel

Das Stammkapital der fischer eco solutions GmbH mit Sitz in Achern, Geschäftsanschrift Gewerbegebiet 7, 77855 Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 706920 (die „Gesellschaft“) beträgt EUR 1.000.000,00 (in Worten: eine Million Euro) und ist eingeteilt in drei Geschäftsanteile im Nennbetrag von EUR 1,00, EUR 949.999,00 sowie von EUR 50.000,00. Die F.E.R. fischer Edelstahlrohre GmbH mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 220198 (die „Alleingesellschafterin“) hält sämtliche dieser Geschäftsanteile und ist somit die Alleingesellschafterin der Gesellschaft.

Die Gesellschaft und die Alleingesellschafterin haben am 19. Dezember 2013 einen Ergebnisabführungsvertrag geschlossen (der „EAV“).

Die Alleingesellschafterin und die Gesellschaft beabsichtigen einen Vertrag zur Aufhebung des EAV (der „Aufhebungsvertrag“) zu schließen, der im wesentlichen Anlage 1 entspricht.

II.
Gesellschafterbeschlüsse

Unter Verzicht auf die Einhaltung aller durch Gesetz und durch Gesellschaftsvertrag für die Einberufung, Vorbereitung und Durchführung von Gesellschafterversammlungen vorgesehenen Form- und Fristvorschriften hält der [Erschienene zu 1)] hiermit namens der Alleingesellschafterin eine außerordentliche Gesellschafterversammlung der Gesellschaft

ab und beschließt was folgt:

Der Aufhebung des EAV durch Abschluss des Aufhebungsvertrages wird zugestimmt.
Weitere Beschlüsse werden nicht gefasst. Die Gesellschafterversammlung der Gesellschaft ist beendet.

Execution Version Gesellschafterbeschluss fischer eco solutions GmbH

III.
Hinweise des Notars

Der Notar hat insbesondere darauf hingewiesen,

-     dass der Notar selbst nicht steuerlich – insbesondere nicht zu den steuerlichen und wirtschaftlichen Auswirkungen des Aufhebungsvertrags und des Ergebnisabführungsvertrags sowie dieser Urkunde und ihres Vollzuges – beraten hat, sondern den Beteiligten empfohlen hat, sich durch einen Wirtschaftsprüfer oder Steuerberater beraten zu lassen.

Gesellschafterversammlung
F.E.R. fischer Edelstahlrohre GmbH

Niederschrift über eine außerordentliche Gesellschafterversammlung der F.E.R. fischer Edelstahlrohre GmbH

Die fischer group SE & Co. KG mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRA 220538 ist die alleinige Gesellschafterin der F.E.R. fischer Edelstahlrohre GmbH mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 220198 (die „**Gesellschaft**"). Die fischer group SE & Co. KG, vertreten durch die fischer group Verwaltungs SE mit Sitz in Achern, eingetragen im Handelsregister des Amtsgerichts Mannheim unter HRB 724402, hält unter Verzicht auf alle gesetzlichen und satzungsgemäßen Form- und Fristvorschriften für die Einberufung und Abhaltung eigener Gesellschafterversammlung hiermit eine außerordentliche Gesellschafterversammlung der Gesellschaft ab und fasst einstimmig den folgenden Beschluss:

- Der Aufhebung des Ergebnisabführungsvertrages zwischen der Gesellschaft als Organträgerin und der fischer eco solutions GmbH als Organgesellschaft vom 19. Dezember 2013 im Wesentlichen nach Maßgabe des dieser Niederschrift in Kopie als Anlage 1 beigefügten Aufhebungsvertrags wird zugestimmt.

Weitere Beschlüsse werden nicht gefasst. Damit ist die Gesellschafterversammlung beendet.

Ort, Datum	[*Hans-Peter Fischer*] in seiner Eigenschaft als geschäftsführender Direktor der fischer group Verwaltungs SE, diese wiederum handelnd als alleinvertretungsberechtigte Komplementärin der fischer group SE & Co. KG
Ort, Datum	[*Björn Weber*] in seiner Eigenschaft als geschäftsführender Direktor der fischer group Verwaltungs SE, diese wiederum handelnd als alleinvertretungsberechtigte Komplementärin der fischer group SE & Co. KG

Gesellschafterversammlung
F.E.R. fischer Edelstahlrohre GmbH

Anlage 1